Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of July 30, 2022, by and among NIKOLA CORPORATION, a Delaware corporation (“Nikola”), J PURCHASER CORP., a Delaware corporation (“Purchaser”), and ROMEO POWER, INC., a Delaware corporation (“Romeo”). Nikola, Purchaser and Romeo may each be referred to herein individually as a “Party” and collectively as the “Parties”. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. It is proposed that Purchaser shall commence an exchange offer to acquire any (subject to the Minimum Condition) and all of the Romeo Common Stock for the consideration and upon the terms and subject to the conditions set forth herein (the “Offer”).

B. As soon as practicable following the consummation of the Offer, Nikola and Romeo intend to effect a merger of Purchaser into Romeo (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Purchaser will cease to exist, and Romeo will become a wholly-owned subsidiary of Nikola.

C. The Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth herein.

D. The Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and to cause the Offer and the Merger, taken together as integrated steps in a single transaction for U.S. federal income tax purposes, to qualify as a “reorganization” under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

E. The Nikola Board of Directors (i) has determined that the Contemplated Transactions are fair to, and in the best interest of, Nikola and the Nikola stockholders, and (ii) has deemed advisable and approved this Agreement, the Offer, the Merger, the issuance of shares of Nikola Common Stock to the stockholders of Romeo pursuant to the terms of this Agreement and the other actions contemplated by this Agreement.

F. The Purchaser Board of Directors (i) has determined that the Contemplated Transactions are fair to, and in the best interests of Purchaser and its sole stockholder, (ii) has deemed advisable and approved this Agreement, the Offer, Merger, and the other actions contemplated by this Agreement, and (iii) has resolved to recommend that the sole stockholder of Purchaser votes to adopt this Agreement and thereby approves the Offer, the Merger, and the other actions contemplated by this Agreement.

G. The Romeo Board of Directors unanimously (i) has determined that the Contemplated Transactions are advisable and fair to, and in the best interests of, Romeo and its stockholders, (ii) has deemed advisable and approved this Agreement, the Offer, the Merger and the other actions contemplated by this Agreement, and (iii) subject to Section 5.4 and Section 6.1, has determined to recommend that the stockholders of Romeo accept the Offer and exchange their shares of Romeo Common Stock for Nikola Common Stock pursuant to the Offer.

H. In order to induce Nikola to enter into this Agreement and to cause the Contemplated Transactions to be consummated, the officers, directors and stockholders of Romeo listed on Schedule A hereto are executing concurrently with the execution and delivery of this Agreement tender and support agreements in favor of Nikola in the form substantially attached hereto as Exhibit B (the “Romeo Stockholder Support Agreements”).

I. Romeo and Nikola intend to execute, concurrently with the execution and delivery of this Agreement, an amendment to that certain Supply Agreement, dated August 28, 2020, by and between Nikola and an Affiliate of Romeo (the “Supply Amendment”).

J. Romeo and Nikola intend to execute, concurrently with the execution and delivery of this Agreement, one or more documents evidencing a secured loan from Nikola to Romeo (such documents being collectively referred to as the “Secured Debt Agreements” and the transactions contemplated thereby, including the incurrence of the loan and the pledge of assets contemplated thereby, being referred to as the “Secured Loan”).

AGREEMENT

The Parties, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF OFFER

1.1 The Offer.

(a) Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement (including those set forth on Schedule B) and provided that this Agreement shall not have been validly terminated pursuant to Section 8, as promptly as practicable after the date hereof, Purchaser shall (and Nikola shall cause Purchaser to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer. In the Offer, each share of Romeo Common Stock accepted by Purchaser in accordance with the terms and subject to the conditions of the Offer shall be exchanged for a number of validly issued, fully paid and non-assessable shares of Nikola Common Stock equal to the Exchange Ratio (the “Offer Consideration”), subject to the other provisions of this Section 1. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to holders of Romeo Common Stock pursuant to the Exchange Act and contains, to the extent required by the Exchange Act, the terms and conditions set forth in this Agreement (including Schedule B). Each of Nikola and Purchaser shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof (including Schedule B); provided, that for clarity, such reasonable best efforts shall not include making any amendments or modifications to the Offer, including to the Exchange Ratio or Offer Consideration. The obligation of Purchaser to accept for exchange (and the obligation of Nikola to cause Purchaser to accept for exchange) shares of Romeo Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to:

(i) the condition that, prior to the expiration of the Offer, there have been validly tendered and not validly withdrawn in accordance with the terms of the Offer a number of shares of Romeo Common Stock that, upon the consummation of the Offer, together with the shares of Romeo Common Stock then owned by Nikola and Purchaser (if any) (excluding shares of Romeo Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures), would represent at least a majority of the aggregate voting power of the shares of Romeo Common Stock outstanding immediately after the consummation of the Offer (the “Minimum Condition”); and

(ii) the other conditions set forth in Schedule B.

(b) Purchaser expressly reserves the right to waive or modify any of the conditions to the Offer and to make any change in the terms of, or conditions to, the Offer; provided, however, that notwithstanding anything to the contrary set forth herein, without the prior written consent of Romeo in its sole discretion, Purchaser may not (and Nikola shall not permit Purchaser to) (i) waive the Minimum Condition, or any of the conditions set forth in clauses B, C, D or E(6) of Schedule B or (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) reduces the Offer Consideration to be paid in the Offer (by proposing to change the Exchange Ratio or otherwise) or decreases the number of shares of Romeo Common Stock sought in the Offer (other than in each case an adjustment made pursuant to Section 1.1(d)), (C) extends the Offer, other than in a manner required or permitted by Section 1.1(e), (D) imposes conditions to the Offer, other than those set forth in Schedule B, (E) amends, modifies or waives the Minimum Condition or (F) amends or modifies any term of or condition to the Offer (including the conditions in Schedule B) in any manner that is materially adverse to the holders of Romeo Common Stock.

(c) Fractional Shares. No fractional shares of Nikola Common Stock shall be issued in connection with the Offer, and no certificates or scrip for any such fractional shares shall be issued. Each holder of Romeo Common Stock will receive a number of shares of Nikola Common Stock equal to the total number of shares of Romeo Common Stock held by such holder multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Nikola Common Stock.

(d) Adjustments to Offer Consideration. If, between the date of this Agreement and the Acceptance Time, the outstanding shares of Romeo Common Stock or Nikola Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Offer Consideration shall be correspondingly adjusted to provide holders of shares of Romeo Common Stock, or securities convertible into or exchangeable into or exercisable for such Romeo Common Stock, the same economic effect as contemplated by this Agreement prior to such event provided, however, that this sentence shall not be construed to permit Nikola or Romeo to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Section 1.1(e), the Offer shall expire at midnight, Eastern Time, on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Section 14d-1(g)(3) and Rule 14e-1(a) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended (the initial expiration date, or such subsequent time and date to which the expiration of the Offer is extended pursuant to and in accordance with this Agreement, the “Expiration Date”).

(ii) Notwithstanding the provisions of Section 1.1(e)(i) or anything to the contrary set forth in this Agreement (unless Nikola receives the prior written consent of Romeo (which may be granted or withheld in Romeo’s sole discretion)):

(1) Purchaser shall (and Nikola shall cause Purchaser to) extend the Offer for any period required by any Legal Requirement, or any rule, regulation, interpretation or position of the SEC or its staff or of the NYSE or NASDAQ, as applicable, in any such case, which is applicable to the Offer, or to the extent necessary to resolve any comments of the SEC or its staff applicable to the Offer or the Offer Documents or the Form S-4;

(2) in the event that any of the conditions to the Offer (other than the Minimum Condition, the condition set forth in clause E(3) of Schedule B, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)) have not been satisfied or waived as of any then-scheduled expiration of the Offer, Purchaser shall (and Nikola shall cause Purchaser to) extend the Offer for successive extension periods of up to ten (10) Business Days each (or for such longer period as may be agreed by Nikola and Romeo); and

(3) if as of any then-scheduled expiration of the Offer each condition to the Offer (other than the Minimum Condition, and other than any such conditions that by their nature are to be satisfied at the expiration of the Offer (provided such conditions would be capable of being satisfied or validly waived were the expiration of the Offer to occur at such time)) has been satisfied or waived and the Minimum Condition has not been satisfied, Purchaser shall, and Nikola shall cause Purchaser to, extend the Offer for successive extension periods of up to ten (10) Business Days each (with the length of each such period being determined in good faith by Nikola) (or for such longer period as may be agreed by Nikola and Romeo in writing); provided, that in no event shall Purchaser or Nikola be required to (and Nikola shall not be required to cause Purchaser to) extend the expiration of the Offer pursuant to this clause (3) for more than thirty (30) Business Days in the aggregate;

provided, that, notwithstanding anything to the contrary in this Agreement, (1) any such extension shall not be deemed to impair, limit, or otherwise restrict in any manner the right of Nikola or Romeo to terminate this Agreement pursuant to the terms of Section 8.1 and (2) Purchaser shall not be required (and Nikola shall not be required to cause Purchaser) to extend the Offer beyond the End Date.

(iii) Neither Nikola nor Purchaser shall extend the Offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than in accordance with the provisions of this Agreement without the prior written consent of Romeo.

(iv) Neither Nikola nor Purchaser shall terminate or withdraw the Offer prior to the then-scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Section 8, in which case Purchaser shall, and Nikola shall cause Purchaser to, irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(v) Nikola shall keep Romeo reasonably informed on a reasonably current basis of the status of the Offer, including with respect to the number of shares of Romeo Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, and with respect to any material developments with respect thereto and, upon Romeo’s written request (no more often than once per day during the Offer (other than on the date of the then-scheduled expiration of the Offer)), provide Romeo as soon as practicable with the most recent report then available from the Exchange Agent detailing the number of shares of Romeo Common Stock that have been validly tendered and not validly withdrawn in accordance with the terms of the Offer.

(f) Payment for Nikola Common Stock. On the terms of and subject to the conditions set forth in this Agreement and the Offer, Purchaser shall (and Nikola shall cause Purchaser to) accept for payment, and pay for, all shares of Romeo Common Stock that are validly tendered and not validly withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer (as it may be extended in accordance with Section 1.1(e)(ii)) (or, at Nikola’s election, concurrently with the expiration of the Offer if all conditions to the Offer have been satisfied or waived) (such time of acceptance, the “Acceptance Time”). Without limiting the generality of the foregoing, Nikola shall provide or cause to be provided to Purchaser on a timely basis the funds and shares of Nikola Common Stock necessary to pay for any shares of Romeo Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer. The consideration in the Offer payable in respect of each share of Romeo Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the holder thereof in shares of Nikola Common Stock, without interest and subject to reduction for any applicable withholding Taxes payable in respect thereof.

(g) Schedule TO; Offer Documents; Form S-4.

(i) As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Nikola and Purchaser shall:

(1) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement and other customary ancillary documents, in each case, in respect of the Offer (together with all amendments and supplements thereto, the “Offer Documents”);

(2) deliver a copy of the Schedule TO, including all exhibits thereto, to Romeo at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(3) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to the NYSE or NASDAQ, as applicable, in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(4) subject to Romeo’s compliance with Section 1.2 in all material respects, cause the Offer Documents to be disseminated to holders of Romeo Common Stock as and to the extent required by the Exchange Act.

(ii) Concurrently with the filing of the Offer Documents, Nikola shall file with the SEC a registration statement on Form S-4 to register under the Securities Act the offer and sale of Nikola Common Stock pursuant to the Offer and the Merger (together with all amendments and supplements thereto, and including all exhibits thereto, the “Form S-4”). The Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act.

(iii) Each of Nikola and Purchaser shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that each of the Schedule TO, the Offer Documents and the Form S-4 complies in all material respects with the requirements of the applicable provisions of the Exchange Act and Securities Act and (C) keep the Form S-4, if the Form S-4 is declared effective by the SEC, effective for so long as necessary to complete the Merger. Each of Romeo, Nikola and Purchaser shall use its reasonable best efforts to procure its outside tax counsel or tax advisor to provide a customary tax opinion with respect to the Form S-4 to the extent required by the Securities Act. Romeo shall furnish in writing to Nikola and Purchaser all information concerning Romeo and Romeo Subsidiaries that is required by applicable Legal Requirement to be included in the Offer Documents and the Form S-4 so as to enable Nikola and Purchaser to comply with their obligations under this Section 1.1(g). Romeo shall reasonably cooperate with Nikola and provide, and require its Representatives, advisors, accountants and attorneys to, determine and provide, Nikola and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Romeo that is necessary to include in the Offer Documents and the Form S-4 or is reasonably requested from Romeo to be included in the Offer Documents and the Form S-4. Each of Nikola, Purchaser and Romeo shall promptly correct any information provided by it or any of its Representatives for use in the Offer Documents or the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect. Nikola and Purchaser shall take all steps necessary to cause the Offer Documents and the Form S-4, as so corrected, to be filed with the SEC and to be disseminated to the holders of Romeo Common Stock, in each case as and to the extent required by applicable Legal Requirement, or by the SEC or its staff or the NYSE or NASDAQ, as applicable. Nikola and Purchaser shall provide in writing to Romeo and its counsel any and all written comments or other material communications that Nikola, Purchaser or their counsel receive from the SEC or its staff with respect to the Offer Documents and the Form S-4 promptly after such receipt, and Nikola and Purchaser shall provide Romeo and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. Nikola and Purchaser shall provide Romeo and its counsel a reasonable opportunity to review and comment on the Offer Documents, the Form S-4 and any written communications to the SEC or its staff with respect to the Offer Documents or the Form S-4, in each case, prior to the filing thereof with the SEC, and Nikola and Purchaser shall give reasonable and good faith consideration to any reasonable comments made by Romeo and its counsel (it being understood that Romeo and its counsel shall provide any comments thereon as soon as reasonably practicable) and shall permit Romeo and its counsel to participate in any discussions with the SEC or its staff regarding any comments thereon. Nikola shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of the Nikola Common Stock in the Offer or the Merger, and Romeo shall furnish all information concerning Romeo and the holders of the Romeo Common Stock as may be reasonably requested in connection with any such actions. If, at any time prior to the Effective Time, any information relating to Nikola or Romeo or any of their respective Affiliates, directors or officers, should be discovered by Nikola or Romeo which should be set forth in an amendment or supplement to the Form S-4, the Schedule 14D-9 or the Offer Documents so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of Romeo. Subject to applicable law, each party shall notify the other promptly of the time when the Form S-4 has become effective and of the issuance of any stop order or suspension of the qualification of Nikola Common Stock issuable in connection with the Offer or the Merger for offering or sale in any jurisdiction.

1.2 Romeo Actions.

(a) Approval and Consent. Romeo hereby represents and warrants to Nikola and Purchaser that, pursuant to a unanimous written consent dated as of the date of this Agreement, the Romeo Board of Directors has unanimously upon the terms and subject to the conditions set forth herein:

(i) determined that this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, including the cancellation of Romeo Options, the conversion of the Warrants and the assumption of the Assumed Romeo RSUs, are fair to, advisable and in the best interests of Romeo and the Romeo Stockholders;

(ii) approved and adopted this Agreement and the other agreements and transactions contemplated by this Agreement, including the Offer, the Merger, the cancellation of Romeo Options, the conversion of the Warrants and the assumption of the Assumed Romeo RSUs, pursuant to the terms of this Agreement; and

(iii) resolved to make the Romeo Board Recommendation.

Romeo hereby approves and consents to the Offer and, unless the Romeo Board of Directors has made a Romeo Board Adverse Recommendation Change in accordance with Section 6.1 hereof, to the inclusion of the Romeo Board Recommendation in the Offer Documents and the Form S-4.

(b) Schedule 14D-9. Romeo shall (i) file with the SEC concurrently with the filing by Nikola and Purchaser of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the holders of Romeo Common Stock promptly after commencement of the Offer. Romeo shall use its reasonable best efforts to ensure that the Schedule 14D-9 complies in all material respects with the requirements of the applicable provisions of the Exchange Act. To the extent requested by Romeo, Nikola shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Romeo Common Stock (to the extent required by applicable Legal Requirements) together with the Offer Documents. Each of Nikola and Purchaser shall furnish in writing to Romeo all information concerning Nikola and Purchaser that is required by applicable Legal Requirements to be included in the Schedule 14D-9 so as to enable Romeo to comply with its obligations under this Section 1.2(b). Nikola, Purchaser and Romeo shall cooperate in good faith to determine the information regarding Nikola and Purchaser that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Legal Requirements. Each of Romeo, Nikola and Purchaser shall promptly correct any information provided by it or its Representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. Romeo shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the holders of Romeo Common Stock, in each case as and to the extent required by applicable Legal Requirements. Romeo shall provide in writing to Nikola, Purchaser and their counsel any written comments or other material communications Romeo or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and shall provide Nikola, Purchaser and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. Romeo shall provide Nikola, Purchaser and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 and any written communications to the SEC or its staff with respect to the Schedule 14D-9, in each case, prior to the filing thereof with the SEC, and Romeo shall give reasonable and good faith consideration to any reasonable comments made by Nikola, Purchaser and their counsel (it being understood that Nikola, Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable) and shall permit Nikola, Purchaser and their counsel to participate in any discussions with the SEC or its staff regarding any comments thereon. Unless Romeo Board of Directors has effected a Romeo Board Adverse Recommendation Change in accordance with the terms of Section 6.1, Romeo shall include Romeo Board Recommendation in the Schedule 14D-9. The Schedule 14D-9 shall include the fairness opinion of Romeo’s financial advisor referenced in Section 3.23.

(c) Nikola Information. In connection with the Offer and the Merger, Romeo shall, or shall cause its transfer agent to, promptly furnish Nikola and Purchaser with such assistance and such information as Nikola or its agents may reasonably request in order to disseminate and otherwise communicate the Offer and the Merger to the record and beneficial holders of Romeo Common Stock, including a list, as of the most recent practicable date, of stockholders of Romeo, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of Romeo Common Stock, and lists of security positions of shares of Romeo Common Stock held in stock depositories (including lists of stockholders of Romeo, mailing labels, listings or files of securities positions), and shall promptly furnish Nikola and Purchaser with such additional information and assistance (including updated lists of the record and beneficial holders of shares of Romeo Common Stock, mailing labels and lists of security positions) as Nikola and Purchaser or their Representatives may reasonably request in order to communicate the Offer and the Merger to the holders of Romeo Common Stock. Subject to applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Contemplated Transactions, Nikola and Purchaser (and their respective Representatives) shall: (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions; (ii) use such information only in connection with the Contemplated Transactions; and (iii) in the event that this Agreement is terminated in accordance with Section 8, as promptly as reasonably practicable, return to Romeo or destroy all copies of such information then in their possession or control.

Section 2. DESCRIPTION OF MERGER

2.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Purchaser shall be merged with and into Romeo, and the separate existence of Purchaser shall cease. Romeo will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, Romeo will become a wholly-owned subsidiary of Nikola. From and after the Effective Time, all the property, rights, powers, privileges and franchises of Romeo and Purchaser shall be vested in the Surviving Corporation and all of the debts, obligations, liabilities, restrictions and duties of Romeo and Purchaser shall become the debts, obligations, liabilities, restrictions and duties of the Surviving Corporation, as provided under the DGCL. The Merger shall be governed by Section 251(h) of the DGCL.

2.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Section 7 and Schedule B, the consummation of the Merger (the “Closing”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto, California, or by the electronic exchange of documents, as promptly as practicable following the Acceptance Time (but in no event later than the second (2nd) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7 and Schedule B, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Nikola and Romeo may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated in accordance with Section 251(h) of the DGCL by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Nikola and Romeo (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Nikola and Romeo (the time as of which the Merger becomes effective being referred to as the “Effective Time”). Subject to the terms and conditions hereof, the Parties shall take all necessary and appropriate actions to cause the Merger to become effective as promptly as practicable after the Acceptance Time, without a meeting of the Romeo Stockholders, in accordance with Section 251(h) of the DGCL.

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Purchaser as in effect immediately prior to the Effective Time, (i) except that references to the name of Purchaser shall be replaced with references to the name of the Surviving Corporation and (ii) until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Purchaser as in effect immediately prior to the Effective Time, (i) except that references to the name of Purchaser shall be replaced with references to the name of the Surviving Corporation and (ii) until thereafter amended as provided by the DGCL and such bylaws; and

(c) the directors and officers of Purchaser immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.5 Conversion of Shares and Issuance of Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Nikola, Purchaser, Romeo or any stockholder of Romeo:

(i) any shares of Romeo Capital Stock held as treasury stock or held or owned by Romeo, Nikola, Purchaser or any Subsidiary of Romeo immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 2.5(f), each share of Romeo Capital Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 2.5(a)(i)) shall be converted solely into the right to receive a number of validly issued, fully paid and non-assessable shares of Nikola Common Stock equal to the Exchange Ratio. The shares of Nikola Common Stock issuable pursuant to this Section 2.5(a) are herein referred to as the “Merger Consideration.”

(b) At the Effective Time, each Romeo Option that is outstanding and unexercised immediately prior to the Effective Time, whether under the 2020 Plan or otherwise and whether or not vested or exercisable, shall be cancelled and extinguished without the right to receive any consideration. From and after the date of this Agreement, no further awards will be made under the 2020 Plan, the Predecessor Plan or otherwise. Prior to the Effective Time, the Romeo Board of Directors will adopt appropriate resolutions (which draft resolutions shall be provided to Nikola for reasonable review and approval by Nikola prior to adoption by the Romeo Board of Directors) and will have taken all other actions necessary and appropriate (under the Stock Plans, the Romeo Options and otherwise) to effectuate the provisions of this Section 2.5(b) and to ensure that, from and after the Effective Time, holders of Romeo Options have no rights with respect thereto and all Romeo Options have been cancelled.

(c) At the Effective Time, all Warrants that are outstanding and unexercised at the Effective Time shall be converted into and become warrants to purchase Nikola Common Stock, and Nikola shall assume each such Warrant in accordance with its terms. All rights with respect to Romeo Common Stock under the Warrants assumed by Nikola shall thereupon be converted into rights with respect to Nikola Common Stock. Accordingly, from and after the Effective Time: (i) each Warrant assumed by Nikola may be exercised solely for shares of Nikola Common Stock; (ii) the number of shares of Nikola Common Stock subject to each Warrant assumed by Nikola shall be determined by multiplying (A) the number of shares of Romeo Common Stock that were subject to such Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Nikola Common Stock; (iii) the per share exercise price for the Nikola Common Stock issuable upon exercise of each Warrant assumed by Nikola shall be determined by dividing the per share exercise price of Romeo Common Stock subject to such Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price to the nearest whole cent; and (iv) any restriction on any Warrant assumed by Nikola shall continue in full force and effect, and the term and other provisions of such Warrant shall otherwise remain unchanged.

(d) At the Effective Time, each Romeo RSU and Romeo PSU that is outstanding and has not been settled immediately prior to the Effective Time, whether under the 2020 Plan, the Predecessor Plan, or otherwise and whether vested or unvested (each, an “Assumed Romeo RSU”), shall be converted into and become an RSU or PSU, as applicable, which would settle for shares of Nikola Common Stock, and Nikola shall assume the 2020 Plan and the Predecessor Plan and each such Romeo RSU or Romeo PSU, as applicable, in accordance with the terms (as in effect on the date of this Agreement) of the 2020 Plan and the Predecessor Plan, respectively, and the terms of the restricted stock unit award agreement or performance stock unit award agreement, as applicable, by which such Romeo RSU or Romeo PSU is evidenced. All rights with respect to Romeo Common Stock under Romeo RSUs and Romeo PSUs assumed by Nikola shall thereupon be converted into rights with respect to Nikola Common Stock. Accordingly, from and after the Effective Time: (i) each Romeo RSU and Romeo PSU assumed by Nikola will only be settled in Nikola Common Stock; (ii) the number of shares of Nikola Common Stock subject to each Romeo RSU or Romeo PSU assumed by Nikola shall be determined by multiplying (A) the number of shares of Romeo Common Stock that were subject to such Romeo RSU or Romeo PSU, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Nikola Common Stock; and (iii) any restriction on the shares of Romeo Common Stock issuable upon settlement of the Romeo RSU or Romeo PSU, as applicable, shall continue in full force and effect, and the term, vesting schedule, settlement and other provisions of such Romeo RSU or Romeo PSU shall otherwise remain unchanged; provided, however, that: (A) all performance-based vesting conditions shall be deemed satisfied at the greater of the “earned” or “target” performance levels, (B) to the extent provided under the terms of a Romeo RSU or Romeo PSU, as applicable, such Romeo RSU or Romeo PSU assumed by Nikola in accordance with this Section 2.5(d) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Nikola Common Stock subsequent to the Effective Time; and (C) the Nikola Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Romeo Board of Directors or any committee thereof with respect to each Assumed Romeo RSU.

(e) If any shares of Romeo Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with Romeo, then the shares of Nikola Common Stock issued in exchange for such shares of Romeo Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Nikola Common Stock shall accordingly be marked with appropriate legends. Romeo shall take all actions that may be necessary to ensure that, from and after the Effective Time, Nikola is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(f) No fractional shares of Nikola Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Each holder of Romeo Common Stock will receive a number of shares of Nikola Common Stock equal to total the number of shares of Romeo Common Stock held by such holder multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Nikola Common Stock.

(g) Each share of common stock, $0.00001 par value per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Purchaser evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(h) If, between the date of this Agreement and the Effective Time, the outstanding shares of Romeo Capital Stock or Nikola Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide holders of shares of Romeo Capital Stock, or securities convertible into or exchangeable into or exercisable for such Romeo Capital Stock, the same economic effect as contemplated by this Agreement prior to such event provided, however, that this sentence shall not be construed to permit Nikola or Romeo to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.6 Closing of Romeo’s Transfer Books. At the Effective Time: (a) all shares of Romeo Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing shares of Romeo Capital Stock (a “Romeo Stock Certificate”) or book-entry evidence of shares of Romeo Capital Stock (“Book-Entry Shares”) that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Romeo; and (b) the stock transfer books of Romeo shall be closed with respect to all shares of Romeo Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Romeo Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Romeo Stock Certificate or Book-Entry Shares is presented to the Exchange Agent or to the Surviving Corporation, such Romeo Stock Certificate or Book-Entry Shares shall be canceled and shall be exchanged as provided in Sections 2.5 or 2.7.

2.7 Surrender of Certificates.

(a) Exchange Agent; Exchange Fund. On or prior to the Closing Date, Nikola and Romeo shall select Continental Stock Transfer and Trust or such other reputable bank, transfer agent or trust company that is mutually agreed to act as depositary and exchange agent in the Offer and Merger (the “Exchange Agent”). At or prior to the Acceptance Time, Nikola shall deposit with the Exchange Agent: the aggregate number of book-entry shares representing the Offer Consideration and Merger Consideration issuable to Romeo stockholders pursuant to Section 1.1(f) and Section 2.5(a). The book-entry shares of Nikola Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Payment Procedures. At or before the Effective Time, Romeo will deliver to Nikola a true, complete and accurate listing of all record holders of Romeo Capital Stock, Romeo RSUs, Romeo PSUs, Legacy Warrants and Private Placement Warrants at the Effective Time, including the contact information for each such record holder, the number and class of shares of Romeo Capital Stock held by such record holder, and the number of shares of Nikola Common Stock such holder is entitled to receive pursuant to Section 2.5.

(i) Warrants. The holders of Warrants shall execute a letter of transmittal to be sent to each such holder by the Exchange Agent in connection with the assumption of such Warrants.

(ii) Romeo Stock Certificates. As promptly as reasonably practicable following the Effective Time, the Parties shall cause the Exchange Agent to send to each holder of record of a Romeo Stock Certificate that immediately prior to the Effective Time represented outstanding shares of Romeo Capital Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Romeo Stock Certificates shall pass, only upon proper delivery of the Romeo Stock Certificates (or affidavits of loss and posting of a bond, in lieu thereof), to the Exchange Agent and which shall be in the form and have such other provisions as Nikola and Romeo may reasonably specify and (B) instructions for use in effecting the surrender of the Romeo Stock Certificate in exchange for the Merger Consideration into which the number of shares of Romeo Common Stock previously represented by such Romeo Stock Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Nikola may reasonably specify, including instructions for providing the Exchange Agent required Tax documentation, including, as applicable, a properly executed IRS Form W-9 or appropriate version of IRS Form W-8).

(iii) Book-Entry Shares. As promptly as reasonably practicable following the Effective Time, the Parties shall cause the Exchange Agent to send to each holder of record of Book-Entry Shares not held through The Depository Trust Company (and to deliver to The Depository Trust Company, in the case of holders of Book-Entry Shares held through The Depository Trust Company) that immediately prior to the Effective Time represented outstanding shares of Romeo Capital Stock (A) a letter of transmittal, which shall be in the form and have such other provisions as Nikola and Romeo may reasonably specify, and (B) instructions for returning such letter of transmittal in exchange for the right to receive the Merger Consideration into which the number of shares of Romeo Capital Stock previously represented by such Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Nikola and Romeo may reasonably specify, including instructions for providing the Exchange Agent required Tax documentation, including, as applicable, a properly executed IRS Form W-9 or appropriate version of IRS Form W-8). Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Romeo Stock Certificate, or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal, to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.5.

(c) Timing of Exchange. Upon surrender of a Romeo Stock Certificate (or affidavit of loss and evidence of a bond in lieu thereof) or Book-Entry Shares for cancellation to the Exchange Agent, together with, in the case of Romeo Stock Certificates and Book-Entry Shares not held through The Depository Trust Company, a letter of transmittal and Tax documentation duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Shares held through The Depository Trust Company, receipt of an “agent’s message” by the Exchange Agent, and such other documents as may be required pursuant to such instructions (the “Exchange Agent Documentation”), the holder of such Romeo Stock Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share of Romeo Capital Stock formerly represented by such Romeo Stock Certificate or Book-Entry Shares upon the later to occur of (i) the Effective Time or (ii) the Exchange Agent’s receipt of the Exchange Agent Documentation the Romeo Stock Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Romeo Stock Certificates (or affidavits of loss in lieu thereof) Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Romeo Stock Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of the Romeo Stock Certificates or Book-Entry Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Romeo Stock Certificates or Book-Entry Shares for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holders prior to the Merger who have not theretofore complied with this Section 2.7 shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof, subject to abandoned property, escheat or similar law.

(e) Lost Certificates. If any Romeo Stock Certificate shall have been lost, stolen or destroyed, Nikola may, in its reasonable discretion and as a condition precedent to the delivery of any shares of Nikola Common Stock, require the owner of such lost, stolen or destroyed Romeo Stock Certificate to provide an applicable affidavit with respect to such Romeo Stock Certificate and post a bond indemnifying Nikola against any claim suffered by Nikola related to the lost, stolen or destroyed Romeo Stock Certificate or any Nikola Common Stock issued in exchange therefor as Nikola may reasonably request, in exchange for the Merger Consideration and any dividends and distributions on the Romeo Stock Certificate deliverable in respect thereof pursuant to this Agreement.

(f) Dividends or Distributions. No dividends or other distributions declared or made with respect to Nikola Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Romeo Stock Certificate with respect to the shares of Nikola Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Romeo Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(g) No Liability. None of Nikola, Purchaser, Romeo, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash or Nikola Common Stock (or dividends or distributions with respect thereto) held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Romeo Stock Certificate or Book-Entry Shares shall not have been surrendered immediately prior to the date on which any cash or Nikola Common Stock (or dividends or distributions with respect thereto) in respect of such Romeo Stock Certificate or Book-Entry Shares would otherwise escheat to or become the property of any Governmental Authority, any such cash or Nikola Common Stock (or dividends or distributions with respect thereto) in respect of such Romeo Stock Certificate or book-entry evidence shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Withholding. Notwithstanding any provision hereof to the contrary, each of Nikola, Purchaser, the Surviving Corporation, and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Legal Requirements; provided, however, that, except (i) as a result of the failure of Romeo to provide the statement and notice as required pursuant to clause E(5) of Schedule B of this Agreement, or (ii) as a result of the failure of any Stockholder to provide applicable Tax documentation to the Exchange Agent, before making any such deduction or withholding, to the extent reasonably practicable, Nikola shall provide Romeo notice of any applicable payor’s intention to make such deduction or withholding and provide Romeo with a reasonable opportunity to obtain reduction of or relief from such deduction or withholding. Nikola shall commercially reasonably cooperate with Romeo to obtain such reduction of or relief from such deduction or withholding. To the extent that amounts are so deducted and withheld or paid over to or deposited with the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.8 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Romeo, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Romeo, in the name of Purchaser and otherwise) to take such action.

Section 3. REPRESENTATIONS AND WARRANTIES OF Romeo

Except as disclosed (i) in the written disclosure schedule delivered by Romeo to Nikola (the “Romeo Disclosure Schedule”) (subject to Section 9.12(c)) or (ii) in the Romeo SEC Documents filed or furnished by Romeo on or after December 31, 2020, and at least five Business Days prior to the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein and excluding any disclosures set forth under the headings “Risk Factors”, “Forward-Looking Statements”, “Market Risk” or any similar sections, and any other disclosures included therein to the extent predictive, cautionary or forward-looking in nature); provided, that, nothing in the Romeo SEC Documents shall be deemed to be disclosures against Section 2.3(a), Romeo hereby represents and warrants to Nikola as follows:

3.1 Subsidiaries; Due Organization; Etc.

(a) Each of Romeo and the Romeo Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is being conducted on the date of this Agreement; (ii) to own and use its assets in the manner in which its assets are owned and used as of the date of this Agreement; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to be in good standing would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole.

(b) Romeo has no Subsidiaries, except for the Entities identified in Exhibit 21.1 of the Most Recent Romeo 10-K (other than the Subsidiaries that, in the aggregate, would not constitute a “significant subsidiary” (as defined in Rule 1.02(w) of Regulation S-X)); and neither Romeo nor any of the other Entities identified in Exhibit 21.1 of the Most Recent Romeo 10-K owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Exhibit 21.1 of the Most Recent Romeo 10-K.

(c) Except as set forth in Section 3.1(c) of the Romeo Disclosure Schedule, each of the Romeo Subsidiaries is wholly-owned and wholly-managed by Romeo or employees of Romeo. Each of Romeo and the Romeo Subsidiaries is qualified to do business as a foreign entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Romeo Material Adverse Effect.

(d) Section 3.1(d) of the Romeo Disclosure Schedule sets forth, as of the date of this Agreement, each (i) Subsidiary of Romeo and (ii) other Person in whom Romeo, directly or indirectly, owns any shares of capital stock or other equity or voting securities or other equity interests, or any securities or obligations convertible into or exchangeable or exercisable for such shares, securities or interests, in each case other than investments in marketable securities and cash equivalents. Romeo owns, beneficially and of record, directly or indirectly, all of the issued and outstanding company, partnership, corporate or similar (as applicable) ownership, voting or similar interests in each of its Subsidiaries, free and clear of all Encumbrances, and all company, partnership, corporate or similar (as applicable) ownership, voting or similar interests of each of the Subsidiaries are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the direct or indirect Subsidiaries of Romeo and investments in marketable securities and cash equivalents, or as would not be material to Romeo and its Subsidiaries, taken as a whole, none of Romeo nor any of its Subsidiaries (i) owns directly or indirectly any shares of capital stock or other equity or voting securities or other equity interests, or any securities or obligations convertible into or exchangeable or exercisable for such shares, securities or interests, in any Person or (ii) has any obligation or has made any commitment to acquire any shares of capital stock or other equity or voting securities or other equity interests in any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

3.2 Certificate of Incorporation; Bylaws. Neither Romeo nor, except as would not reasonably be expected to be material to any Romeo Subsidiary, any Romeo Subsidiary has taken any action in breach or violation in any respect of any of the provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any respect of any of the provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

3.3 Capitalization, Etc.

(a) As of July 28, 2022 (the “Romeo Listing Date”), the authorized capital stock of Romeo consists of (i) 260,000,000 shares of Romeo Common Stock, par value $0.0001 per share, of which 185,834,709 shares have been issued and are outstanding as of the Romeo Listing Date, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Romeo Preferred Stock”), of which (A) 0 shares have been issued and are outstanding. Romeo does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Romeo Common Stock and Romeo Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the Romeo Listing Date, there are outstanding (i) Private Placement Warrants to purchase an aggregate of 3,178,202 shares of Romeo Common Stock at an exercise price of $11.50 per share and (ii) Legacy Warrants to purchase an aggregate of 2,111,543 shares of Romeo Common Stock at a weighted average exercise price of $4.71 per share. There are no shares of Romeo Common Stock that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable Stock Plan, restricted stock purchase agreement or other Contract with Romeo. From the close of business on the Romeo Listing Date until the date of this Agreement, no shares of Romeo Common Stock or Romeo Preferred Stock have been issued, except for shares of Romeo Common Stock issued pursuant to the exercise of Romeo Options or the vesting of Romeo RSUs or Romeo PSUs, in each case, outstanding on the Romeo Listing Date and in accordance with their terms.

(b) Except as set forth in Romeo’s or any Romeo Subsidiary’s Organizational Documents and Section 3.3(b) of the Romeo Disclosure Schedule, (i) none of the outstanding shares of Romeo Common Stock or Romeo Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right, (ii) none of the outstanding shares of Romeo Common Stock or Romeo Preferred Stock is subject to any right of first refusal in favor of Romeo, (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Romeo having a right to vote on any matters on which the Romeo stockholders have a right to vote, and (iv) there is no Romeo Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Romeo Common Stock or Romeo Preferred Stock. Except as set forth in Section 3.3(b) of the Romeo Disclosure Schedule, Romeo is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Romeo Common Stock, Romeo Preferred Stock, Private Placement Warrants, Legacy Warrants or other securities. Except as set forth in Romeo’s Organizational Documents, Section 3.3(b) of the Romeo Disclosure Schedule accurately and completely lists all repurchase rights held by Romeo, and specifies (i) each such holder of Romeo Common Stock (including shares issued pursuant to the exercise of stock options), Romeo Preferred Stock or Warrant, (ii) the original date of purchase of such Romeo Common Stock, Romeo Preferred Stock or Warrant, (iii) the number of shares of Romeo Common Stock, Romeo Preferred Stock or Warrant and (iv) the purchase price paid by such holder, and (v) any vesting schedule under which such repurchase rights lapse.

(c) Except for the Romeo 2020 Long-Term Incentive Plan (the “2020 Plan”), and the Romeo 2016 Stock Plan (the “Predecessor Plan”) (collectively, the 2020 Plan and the Predecessor Plan, the “Stock Plans”), and except as set forth in Section 3.3(c) of the Romeo Disclosure Schedule, neither Romeo nor any Romeo Subsidiary sponsors, maintains or participates in any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Romeo has reserved 15,000,000 shares of Romeo Common Stock plus 11,290,900 shares of Romeo Common Stock previously reserved for issuance under the Predecessor Plan for issuance under the 2020 Plan. As of the Romeo Listing Date, of such reserved shares of Romeo Common Stock, (i) 2,942,187 shares are subject to outstanding options, (ii) 4,807,361 are issuable upon settlement of outstanding restricted stock units (“RSUs”), (iii) 3,593,073 shares are issuable upon settlement of outstanding performance-related stock units (“PSUs”) (assuming satisfaction of any performance vesting conditions at target performance), and (iv) 7,846,814 shares remain available for future award grants pursuant to the 2020 Plan. Section 3.3(c) of the Romeo Disclosure Schedule sets forth the following information (A) with respect to each Romeo Option outstanding as of the Romeo Listing Date: (1) the name of the holder; (2) the number of shares of Romeo Common Stock subject to such Romeo Option as of the Romeo Listing Date; (3) the exercise price of such Romeo Option; and (4) the date on which such Romeo Option was granted; and (B) with respect to each Romeo RSU and Romeo PSU outstanding as of the Romeo Listing Date: (1) the name of the holder; (2) the number of shares of Romeo Common Stock issuable upon settlement of the Romeo RSU or Romeo PSU, as applicable, as of the Romeo Listing Date; (3) the date on which such Romeo RSU or Romeo PSU was granted; (4) the vesting schedule applicable to such Romeo RSU or Romeo PSU, as applicable, including the extent vested to date and whether by its terms the vesting of such Romeo RSU or Romeo PSU would be accelerated by the Contemplated Transactions; (5) the date on which such Romeo RSU or Romeo PSU expires; (6) whether such Romeo RSU or Romeo PSU was granted under the 2020

Plan or the Predecessor Plan; and (7) whether such Romeo RSU or Romeo PSU is held by a current or former employee, contractor, or director of Romeo or a Romeo Subsidiary. Romeo has made available to Nikola an accurate and complete copy of each of the 2020 Plan and the Predecessor Plan and, with respect to each, forms of all stock option agreements, RSU agreements and PSU agreements, and any other award agreements approved for use thereunder. Except as set forth on Section 3.3(c) of the Romeo Disclosure Schedule, no vesting of Romeo Options, Romeo RSUs or Romeo PSUs will accelerate in connection with the execution of this Agreement or the closing of the Contemplated Transactions.

(d) Except for the outstanding Romeo Options, Romeo RSUs and Romeo PSUs identified on Section 3.3(c) and for the Private Placement Warrants and Legacy Warrants identified on Section 3.3(a) of the Romeo Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Romeo or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Romeo or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Romeo or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Romeo or any of its Subsidiaries. There are no outstanding or authorized stock appreciation rights, phantom stock, profit participation or other similar rights with respect to Romeo or any of its Subsidiaries.

(e) All outstanding shares of Romeo Common Stock and Romeo Preferred Stock, as well as all Romeo Options, Romeo RSUs, Romeo PSUs, Private Placement Warrants. Legacy Warrants and all other securities of Romeo, have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Romeo has delivered to Nikola accurate and complete copies of all Romeo RSUs, Romeo PSUs, Private Placement Warrants and Legacy Warrants.

3.4 SEC Filings; Financial Statements.

(a) Romeo and each Romeo Subsidiary has filed all reports required to be filed by it with the SEC since January 1, 2019, and Romeo and each Romeo Subsidiary has made available to Nikola (including through the SEC’s EDGAR database) true, correct and complete copies of all such reports (collectively, the “Romeo SEC Documents”). As of their respective dates, each of the Romeo SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, and none of the Romeo SEC Documents, as of their respective dates (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the date of such filing or amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Romeo SEC Documents (collectively, the “Romeo Certifications”) were accurate and complete and comply as to form and content with all applicable Legal Requirements, in each case, as of the date such Romeo Certification was made. As used in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Romeo SEC Documents was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Romeo and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material). Other than as disclosed in the Romeo SEC Documents filed prior to the date of this Agreement, there has been no material change in Romeo’s accounting methods or principles that would be required to be disclosed in Romeo’s financial statements in accordance with GAAP.

(c) Except as set forth in Section 3.4(c) of the Romeo Disclosure Schedule, from January 1, 2019 through the date of this Agreement, Romeo has not received any correspondence from the SEC or the staff thereof or any correspondence from the NYSE or the staff thereof relating to the delisting or maintenance of listing of the Romeo Common Stock on the NYSE. Romeo has not disclosed any unresolved comments in the Romeo SEC Documents.

(d) Since January 1, 2019, there have been no material internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Romeo, the Romeo Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(e) Romeo and each Romeo Subsidiary are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NYSE.

(f) Romeo and each Romeo Subsidiary maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Romeo and each Romeo Subsidiary maintains records that in reasonable detail accurately and fairly reflect Romeo’s or Romeo Subsidiary’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Romeo Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Romeo’s or a Romeo Subsidiary’s assets that could have a material effect on Romeo’s financial statements. Romeo and each Romeo Subsidiary has disclosed to Romeo’s auditors and the audit committee of the Romeo Board of Directors (and made available to Nikola a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Romeo’s or a Romeo Subsidiary’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Romeo’s or a Romeo Subsidiary’s internal control over financial reporting. Except as disclosed in the Romeo SEC Documents filed prior to the date of this Agreement, neither Romeo nor any Romeo Subsidiary has not identified any significant deficiencies or material weaknesses in the design or operation of Romeo’s or such Romeo Subsidiary’s internal control over financial reporting. Since December 31, 2019, except as set forth on Section 3.4(f) of the Romeo Disclosure Schedule there have been no material changes in Romeo’s or any Romeo Subsidiary’s internal control over financial reporting.

(g) Romeo and each Romeo Subsidiary maintain “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) (the “Romeo DC&Ps”) in compliance with the Exchange Act. The Romeo DC&Ps are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Romeo in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Romeo’s management as appropriate to allow timely decisions regarding required disclosure and to make the Romeo Certifications.

3.5 Absence of Changes. Except as set forth on Section 3.5 of the Romeo Disclosure Schedule or in connection with the Contemplated Transactions, from January 1, 2022 to the date of this Agreement, (a) Romeo and its Subsidiaries have conducted their business in the Ordinary Course of Business in all material respects (other than with respect to any COVID Measures), (b) there has not been an event, occurrence, condition, change, development, state of facts or circumstance that would reasonably be expected to have, individually or in the aggregate, a Romeo Material Adverse Effect and (c) neither Romeo nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Nikola, would constitute a breach of Section 5.3.

3.6 Assets.

(a) Title to Assets. Each of Romeo and the Romeo Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including all assets reflected in the books and records of Romeo or any Romeo Subsidiary as being owned by Romeo or such Romeo Subsidiary. All of said assets are owned by Romeo or a Romeo Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Romeo Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Romeo or any Romeo Subsidiary; and (iii) liens listed in Section 3.6(a) of the Romeo Disclosure Schedule.

(b) Sufficiency and Condition of Assets. All of the material tangible personal property (other than Inventory included in the tangible and intangible assets owned, licensed or leased by Romeo and its Subsidiaries) (i) are in all material respects adequate and suitable for their present uses, (ii) are in good working order, operating condition and state of repair (ordinary wear and tear excepted), and (iii) have been maintained in all material respects in accordance with normal industry practice.

3.7 Solvency.

(a) The fair value of Romeo’s assets exceed its liabilities (including contingent liabilities). The present fair saleable value of Romeo’s assets is greater than the amount required to pay its probable liabilities on its existing debts (including contingent liabilities) as such debts become absolute and mature. Romeo is able to pay its liabilities (including contingent liabilities) as they mature. Romeo is “solvent” (within the meaning of applicable laws relating to fraudulent transfers) and will not have unreasonably small capital for the business in which it is engaged and in which it is proposed to be engaged following consummation of the transactions contemplated by this Agreement, including the performance of this Agreement and execution, delivery and performance of the Supply Amendment and Secured Debt Agreements (including the incurrence of the Secured Loan).

(b) Neither Romeo nor any Romeo Subsidiary is entering into this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect. Assuming Nikola’s compliance with this Agreement, the Supply Amendment and the Secured Debt Agreements (including the incurrence of the Secured Loan), the transactions contemplated in this Agreement will not constitute a fraudulent conveyance, or, to the Knowledge of Romeo, otherwise give rise to any right of any creditor of Romeo or any Romeo Subsidiary whatsoever to lodge any claim against Nikola, Romeo, any Romeo Subsidiary, or any assets owned by Romeo or any Romeo Subsidiary.

3.8 Real Property; Leaseholds. Neither Romeo nor any Romeo Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 3.8 of the Romeo Disclosure Schedule which are in full force and effect and with no existing default thereunder.

3.9 Intellectual Property.

(a) Section 3.9(a) of the Romeo Disclosure Schedule is an accurate, true and complete listing of all Romeo Registered IP.

(b) Except as identified in Section 3.9(b) of the Romeo Disclosure Schedule, neither Romeo nor any Romeo Subsidiary is bound by, and no Romeo IP Rights are subject to, any Contract containing any covenant or other provision that in any way materially limits or restricts (including any covenant or other provision that would limit or restrict upon the occurrence of an event or passage of time) the ability of Romeo or any Romeo Subsidiary to use, exploit, assert or enforce any Romeo IP Rights anywhere in the world, in each case as would materially limit conduct of the business of Romeo or any Romeo Subsidiary as currently conducted.

(c) Except as identified in Section 3.9(c) of the Romeo Disclosure Schedule, Romeo and/or its Subsidiaries (i) exclusively owns all right, title, and interest to and in (free and clear of any Encumbrances) or controls the Romeo IP Rights and the consummation of the transactions contemplated hereby, including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan), will not adversely affect such ownership or Romeo’s or its Subsidiaries’ rights to exploit such Romeo IP Rights as currently exploited and (ii) have the valid and enforceable rights to any other Intellectual Property owned by a third party as may be necessary for the conduct of the business of Romeo or any Romeo Subsidiary as currently conducted. Without limiting the generality of the foregoing and except as has not been, and would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole:

(i) Each Person who is or was an employee or contractor of Romeo or any Romeo Subsidiary and who created or developed any technology in the course of work for Romeo or such Subsidiary has signed a valid, enforceable agreement containing an assignment of the Intellectual Property protecting such technology to Romeo or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information included in such technology. To the Knowledge of Romeo and its Subsidiaries, no such Person is in breach of any such agreement.

(ii) Romeo and each of its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Romeo or such Subsidiary holds as a trade secret.

(iii) Neither Romeo nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Romeo IP Rights necessary for the current conduct of the Romeo business to any other Person.

(d) Except as set forth on Section 3.9(d) of the Romeo Disclosure Schedule or as has not been, and would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole neither Romeo nor any Romeo Subsidiary is a party to any Contract (A) pursuant to which the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will constitute a breach, or (B) as a result of such execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will cause the forfeiture or termination of or Encumbrance upon, or the grant of any license or other right to, or give rise to a right of forfeiture or termination of or Encumbrance upon, any Romeo IP Rights or impair the right of Romeo or the Surviving Corporation and its Subsidiaries to use, sell or license any Romeo IP Rights or portion thereof. To the Knowledge of Romeo and its Subsidiaries, no Person is in breach of any such Contract.

(e) Except as has not been, and would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole, the manufacture, marketing, license, sale or intended use of any product, technology or service currently licensed or sold by Romeo or any of its Subsidiaries (i) does not violate any license or agreement between Romeo or its Subsidiaries and any third party and (ii) does not infringe or misappropriate any Intellectual Property right of any other party. Neither Romeo nor any of its Subsidiaries has received any written notice from any other party asserting that the manufacture, marketing, license, sale or intended use of any product or service currently licensed or sold by Romeo or any of its Subsidiaries infringes or misappropriates any Intellectual Property right of any other party. Except as has not been, and would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole, such manufacture, marketing, license, sale or intended use will continue to be able to be conducted without any such violation, infringement or misappropriation after the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions. To the Knowledge of Romeo and its Subsidiaries, no third party is infringing upon, or violating any Romeo IP Rights. There is no current or pending challenge, claim or Legal Proceeding (excluding opposition, interference or other similar proceeding or prosecution action in any patent or other government office) contesting the (i) validity, ownership or right to use, sell, license or dispose of any Romeo IP Rights owned or purported to be owned by Romeo or any Romeo Subsidiary or (ii) Romeo’s control over any Romeo IP Rights controlled or purported to be controlled by Romeo or any Romeo Subsidiary, nor has Romeo or any of its Subsidiaries received any written notice asserting that the proposed use, sale, license or disposition of any Romeo technology or business product or service conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(f) Each item of Romeo Registered IP is and has been filed and maintained in compliance with all applicable Legal Requirements, and all Filings, payments and other actions required to be made or taken to maintain such item of Romeo Registered IP in full force and effect have been made by the applicable deadline, except where any failure to perform any of the foregoing, individually or collectively, would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole. Each item of Romeo Registered IP is valid and enforceable.

(g) No Open Source Software is included in, integrated or bundled with, or otherwise necessary for the use of (or used in) any of the Intellectual Property used in the business of Romeo or any Romeo Subsidiary as presently conducted or as proposed to be conducted in a manner that requires material source code owned by Romeo or any Romeo Subsidiary to be disclosed, licensed, distributed, or dedicated to the public.

(h) Romeo or all Romeo Subsidiaries have been and are in compliance with, all applicable Legal Requirements relating to privacy, data protection, data security, or the collection or use of personal information, Romeo’s privacy policies and all contractual commitments of Romeo or any Romeo Subsidiary in all material respects. Romeo’s privacy policies and contractual commitments will not require the Consent of or notice to any third party with respect to the consummation of any of the Contemplated Transactions.

3.10 Agreements, Contracts and Commitments.

(a) Section 3.10(a) of the Romeo Disclosure Schedule identifies the following Romeo Contracts, effective as of the date of this Agreement (each, a “Romeo Material Contract” and collectively, the “Romeo Material Contracts”):

(i) each Romeo Contract with a vendor or supplier that provided for aggregate payments from Romeo and its Subsidiaries of more than $50,000 in the six (6) months ended May 31, 2022;

(ii) each Romeo Contract that provides for “single source” supply to Romeo or any of its Subsidiaries of tangible products or services that are material to the business;

(iii) each Romeo Contract relating to any deferred compensation, severance, incentive compensation (other than pursuant to the Stock Plans), or pension plans or arrangements;

(iv) each Romeo Contract to the employment of, or the performance of services by, any Person whose target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) is greater than $250,000, including any employee, consultant or independent contractor;

(v) each Romeo Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(vi) each Romeo Contract relating to any agreement of indemnification or guaranty other than indemnification agreements between Romeo and any of its respective officers or directors;

(vii) each Romeo Contract relating to any agreement, contract or commitment containing (i) any covenant materially limiting the freedom of Romeo, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, (ii) any material most-favored pricing arrangement, or (iii) any material exclusivity provision;

(viii) each Romeo Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $50,000 and not cancelable without penalty;

(ix) each Romeo Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations on Romeo or any of its Subsidiaries;

(x) each Romeo Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of Romeo or any Romeo Subsidiary or any loans or debt obligations with officers or directors of Romeo;

(xi) each material Romeo IP Rights Agreement other than those pertaining to rights granted by Romeo or its Subsidiaries to customers, suppliers, manufacturers or similar contractors, in each case, entered into in the Ordinary Course of Business;

(xii) each Romeo Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Romeo in connection with the Contemplated Transactions;

(xiii) each Romeo Contract in settlement of a dispute or investigation, including with or by any Governmental Authority, the NYSE or NASDAQ, that imposes any material outstanding obligation on Romeo or its Subsidiaries after the date hereof;

(xiv) each joint venture, alliance, partnership or similar Romeo Contract that is material to the operation of Romeo and its Subsidiaries, taken as a whole;

(xv) each Romeo Contract that constitutes a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);

(xvi) each Romeo Contract with an affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(xvii) each Organizational Document of Romeo and its Subsidiaries;

(xviii) each Romeo Contract with BorgWarner Inc. or any of its Affiliates or pertaining to the BorgWarner Venture; and

(xix) any other agreement, contract or commitment which involves payment or receipt by Romeo or its Subsidiaries under any such agreement, contract or commitment of $300,000 or more in the aggregate or obligations after the date of this Agreement in excess of $300,000 in the aggregate.

(b) Romeo has delivered to Nikola accurate and complete (except for applicable redactions thereto) copies of all Romeo Material Contracts, including all material amendments thereto. There are no Romeo Material Contracts that are not in written form. Except as would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole, neither Romeo nor any of its Subsidiaries has, nor to Romeo’s Knowledge as of the date of this Agreement has any other party to a Romeo Material Contract, breached, failed to timely perform or deliver, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Romeo Material Contract in such manner as would permit any other party to cancel or terminate any such Romeo Material Contract, or would permit any other party to seek damages. As to Romeo and its Subsidiaries, each Romeo Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions shall not result in any material payment or payments becoming due from Romeo, any Romeo Subsidiary, the Surviving Corporation or Nikola to any Person under any Romeo Contract or give any Person the right to terminate or alter the provisions of any Romeo Contract. No Person is renegotiating, or has a right pursuant to the terms of any Romeo Material Contract to change, any material amount paid or payable to Romeo under any Romeo Material Contract or any other material term or provision of any Romeo Material Contract. Neither Romeo nor any of its Subsidiaries has, nor to Romeo’s Knowledge as of the date of this Agreement has any other party to a Romeo Material Contract, received any written notice, and has no Knowledge, that any Person under any Romeo Material Contract has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with Romeo or any of its Subsidiaries.

3.11 No Undisclosed Liabilities. Neither Romeo nor any Romeo Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (each a “Liability”) required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, except for: (a) Liabilities identified as such in the “liabilities” column of the Romeo Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by Romeo or its Subsidiaries since the date of the Romeo Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Romeo or any Romeo Subsidiary under Romeo Contracts, including the reasonably expected performance of such Romeo Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; (e) Liabilities listed in Section 3.11 of the Romeo Disclosure Schedule; and (f) Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to Romeo or its Subsidiaries.

3.12 Compliance; Permits; Restrictions; Regulatory Matters.

(a) Romeo and each Romeo Subsidiary is, and since January 1, 2019, has been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or threatened in writing against Romeo or any Romeo Subsidiary, nor has any Governmental Body or authority notified Romeo or any Romeo Subsidiary in writing of an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Romeo or any Romeo Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Romeo or any Romeo Subsidiary, any acquisition of material property by Romeo or any Romeo Subsidiary or the conduct of business by Romeo or any Romeo Subsidiary as currently conducted, (ii) may have an material and adverse effect on Romeo’s or any Romeo Subsidiary’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) may have the effect of preventing, materially delaying, making illegal or otherwise interfering with the Offer, the Merger or any of the other Contemplated Transactions.

(b) Except as would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole, Romeo and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of the business of Romeo or such Subsidiary as currently conducted or currently proposed to be conducted (the “Romeo Regulatory Permits”), and no such Romeo Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Romeo and each Romeo Subsidiary is in compliance in all material respects with the Romeo Regulatory Permits and has not received any written notice or other written communication from any Governmental Body regarding (A) any material violation of or failure to comply materially with any term or requirement of any Romeo Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Romeo Regulatory Permit.

(c) Romeo and each Romeo Subsidiary, and to the Knowledge of Romeo and each Romeo Subsidiary their respective Representatives, are in compliance, and since January 1, 2019, have complied in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”); and (ii) the provisions of all applicable anti-bribery, anti-corruption and anti-money laundering Legal Requirements of each jurisdiction in which Romeo and any Romeo Subsidiary operates or has operated and in which any agent thereof is conducting or has conducted business involving Romeo or any Romeo Subsidiary. Since January 1, 2019, Romeo and each Romeo Subsidiary, and, to the Knowledge of Romeo and each Romeo Subsidiary, their respective Representatives have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation in any material respect of the FCPA and any applicable Legal Requirements described in clause (ii) above. For purposes of this provision, “Government Official” means any official, officer, employee, or representative of any Governmental Authority or instrumentality thereof, or for or on behalf of a public international organization within the meaning of the FCPA, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(d) Romeo and each Romeo Subsidiary and their respective Affiliates are, and since January 1, 2019, have been, in material compliance with all applicable U.S. statutory and regulatory requirements concerning the exportation, re-exportation and importation of products, technology, and services, and other international transactions, including: (i) Legal Requirements, regulations and policies enforced by U.S. Customs and Border Protection; (ii) the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.) administered by the U.S. Department of State’s Directorate of Defense Trade Controls; (iii) the Export Administration Regulations (15 C.F.R. Part 730 et seq.) administered by the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”); (iv) U.S. anti-boycott regulations administered by BIS and the Internal Revenue Service; (v) all Legal requirements concerning export and import reporting administered by the U.S. Census Bureau; and (vi) the economic sanctions Legal Requirements, regulations and associated executive orders administered by the U.S. Departments of Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, the “Trade Control Laws”). Since January 1, 2019, unless authorized by the relevant agency of the U.S. Government, Romeo and each Romeo Subsidiary and their respective Affiliates have not conducted any transactions directly or indirectly related to: (a) Cuba, Iran, North Korea, Syria, or the Crimea, Donetsk, or Luhansk regions of Ukraine; (b) individuals or entities identified on restricted party lists maintained by the U.S. Government, including the List of Specially Designated Nationals and Blocked Persons (“SDN List”), Foreign Sanctions Evader List (“FSE List”) and Sectoral Sanctions Identification List (“SSI List”) administered by OFAC and the Denied Parties List, Unverified List and Entity List administered by BIS (collectively, “Restricted Parties”); or (c) entities owned or controlled by anyone on the SDN List, the SSI List or the FSE

List. Neither Romeo nor any Romeo Subsidiary is a Restricted Party or is owned or controlled by a Restricted Party. There is no pending or, to the Knowledge of Romeo and each Romeo Subsidiary, threatened action against Romeo or any Romeo Subsidiary, nor any pending voluntary disclosure by Romeo or any Romeo Subsidiary or their respective Affiliates to any government authority in connection with an alleged material violation of any Trade Control Laws. Since January 1, 2019, neither Romeo nor any of the Romeo Subsidiaries or their respective Affiliates have been cited or fined for failure to comply with, or submitted any voluntary self-disclosures regarding material non-compliance with, Trade Control Laws.

3.13 Tax Matters.

(a) Romeo and each Romeo Subsidiary have timely filed all U.S. federal income Tax Returns and other material Tax Returns (taking into account any extensions of time within which to file such Tax Returns) that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Romeo nor any Romeo Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made by a Tax authority in a jurisdiction where Romeo or any Romeo Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Romeo or any Romeo Subsidiary on or before the date of this Agreement (whether or not shown on any Tax Return) have been paid. All material amounts of unpaid Taxes of Romeo and any Romeo Subsidiary have been reserved for on the Romeo Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Romeo Unaudited Interim Balance Sheet, neither Romeo nor any Romeo Subsidiary has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c) Romeo and each Romeo Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Romeo’s Unaudited Interim Balance Sheet) upon any of the assets of Romeo or any Romeo Subsidiary.

(e) No material deficiencies for Taxes with respect to Romeo or any Romeo Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Romeo or any Romeo Subsidiary. Romeo has delivered or made available to Nikola complete and accurate copies of all U.S. federal income Tax Returns and all other material Tax Returns of Romeo and each Romeo Subsidiary (and predecessors of each) for all taxable years remaining open under the applicable statute of limitations. Neither Romeo nor any Romeo Subsidiary (or any of their predecessors) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) Neither Romeo nor any Romeo Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Neither Romeo nor any Romeo Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than those (i) among Romeo and any Romeo Subsidiary, or (ii) commercial contracts entered into in the Ordinary Course of Business, the primary purpose of which is not related to Taxes.

(h) Neither Romeo nor any Romeo Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Romeo or any Romeo Subsidiary) for U.S. federal, state, local or foreign Tax purposes. Neither Romeo nor any Romeo Subsidiary has any material Liability for the Taxes of any Person (other than Romeo and any Romeo Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by Contract, or otherwise.

(i) Neither Romeo nor any Romeo Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement, including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan).

(j) Neither Romeo nor any Romeo Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date (and neither Romeo nor any Romeo Subsidiary has an application pending with the IRS or any other Governmental Authority requesting permission for any change in accounting method), (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, outside the Ordinary Course of Business; (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law).

(k) Neither Romeo nor any Romeo Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes.

(l) Neither Romeo nor any Romeo Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(m) Neither Romeo nor any Romeo Subsidiary has taken any action or has knowledge of any fact or circumstance (other than any fact, circumstance or action expressly contemplated hereby) that could reasonably be expected to prevent the Offer and the Merger, taken together as integrated steps in a single transaction for federal income tax purposes, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.14 Employee and Labor Matters; Benefit Plans.

(a) The employment or other service engagement of each current Romeo Associate is terminable at will. To the Knowledge of Romeo, no officer intends to terminate his or her employment, nor has any such officer threatened or expressed in writing any intention to do so.

(b) Neither Romeo nor any Romeo Subsidiary is a party to or bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Romeo, seeking to represent any current Romeo Associate in their capacity as such. Since January 1, 2019, there has not been any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting or otherwise involving Romeo or any Romeo Associate in their capacity as such. There is no Legal Proceeding or grievance pending or, to the Knowledge of Romeo, threatened relating to any employment contract, privacy right, labor practice or dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Romeo Associate, including charges of unfair labor practices or discrimination complaints.

(c) Romeo and each of its Subsidiaries: (1) is, and since January 1, 2019 has been, in material compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, social insurance contributions, prohibited employment discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation and hours of work; and, (2) with respect to all Romeo Associates: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, individual consultants and other individual service providers of Romeo, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice). There are no pending or, to the Knowledge of Romeo, threatened claims or actions against Romeo, any of Romeo’s Subsidiaries, any Romeo trustee or any trustee of any Romeo Subsidiary relating to any employee of Romeo, employment agreement, individual contractor or other service provider of Romeo, consulting or other services agreement, or Romeo Employee Plan or under any worker’s compensation policy or long-term disability policy. Neither Romeo nor any Romeo Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state or local agency or governmental authority with respect to its employment practices for which Romeo or any Romeo Subsidiary has any outstanding Liability.

(d) Except as set forth in Section 3.14(d) of the Romeo Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) materially increase or otherwise enhance any benefits otherwise payable by Romeo, (ii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iii) increase the amount of compensation due to any Person by Romeo or (iv) result in the forgiveness in whole or in part of any outstanding loans made by Romeo to any Person.

(e) Since January 1, 2019, Romeo and each Romeo Subsidiary has properly classified in all material respects its independent contractors as such. No independent contractor is eligible to participate in any Romeo Employee Plan. Neither Romeo nor any of its Subsidiaries has any Liability that remains unsatisfied with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer or (c) any employee currently or formerly classified as exempt from overtime wages. Since January 1, 2019, neither Romeo nor any Romeo Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Romeo or any of its Subsidiaries prior to the Closing are planned or anticipated that would reasonably be expected to trigger any notice or other obligations under the WARN Act or similar state or local plant closing or mass layoff law.

(f) Since January 1, 2019, to the Knowledge of Romeo, (i), no allegations of sexual harassment, other sexual misconduct or race discrimination have been made against any director or employee of Romeo or any Romeo Subsidiary with the title of vice president or above through Romeo’s anonymous employee hotline or any formal human resources communication channels at Romeo or any Romeo Subsidiary, and (ii) there are no actions, suits, investigations or proceedings pending or, to Romeo’s Knowledge, threatened related to any allegations of sexual harassment, other sexual misconduct or race discrimination by any director or employee of Romeo or any Romeo Subsidiary with the title of vice president or above in their capacity as such. Since January 1, 2019, neither Romeo nor, to the Knowledge of Romeo, any of its Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination by any director or employee of Romeo with the title of vice president or above.

(g) Section 3.14(g) of the Romeo Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of ERISA) and all material bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, health care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise which is (x) maintained by, administered or contributed to by, or required to be contributed to by, Romeo, any Romeo Subsidiary or any Romeo Affiliate, or under which any Romeo Associate has a right, or could reasonably be expected to have a right, to payments or benefits (each, an “Romeo Employee Plan”).

(h) Each Romeo Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material Liability to Romeo, the Surviving Corporation, Nikola or any of their Affiliates (other than ordinary administrative expenses typically incurred in a termination event). Neither Romeo nor any Romeo Affiliate has announced its intention to modify or amend any Romeo Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Romeo Employee Plan.

(i) Except as would not individually or in the aggregate result in a material liability to Romeo and the Romeo Subsidiaries, taken as a whole, each Romeo Employee Plan has been maintained in material compliance, with its terms and, both as to form and operation, with all applicable Legal Requirements, including the Code and ERISA. Romeo and each Romeo Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Romeo Employee Plans. All contributions or other payments required to be made by Romeo or any Romeo Affiliate under any Romeo Employee Plan have been made on or before their due dates (and no further contributions or payments will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the Ordinary Course of Business consistent with past practice). No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Romeo, is threatened, against or with respect to any Romeo Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor or other Governmental Body.

(j) Each Romeo Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification as to form, (ii) has been established under a pre-approved plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the Knowledge of Romeo, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Romeo Employee Plan or the exempt status of any related trust.

(k) Except as would not individually or in the aggregate result in a material Liability to Romeo and the Romeo Subsidiaries, taken as a whole, neither Romeo nor any Romeo Subsidiary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA.

(l) Neither the Romeo nor any Romeo Affiliates (nor any predecessor of any such entity) currently sponsors, maintains, administers or contributes to, has any obligation to contribute to or has any actual or potential liability in respect of, or has within the previous six (6) years sponsored, maintained, administered or contributed to (or had any obligation to contribute to within the previous six (6) years); (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither Romeo nor any Romeo Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Romeo Employee Plans.

(m) No Romeo Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Romeo Employee Plan qualified under Section 401(a) of the Code. No Romeo Employee Plan is subject to any Legal Requirement of any foreign jurisdiction outside of the United States.

(n) Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) maintained by or under which Romeo or any Romeo Subsidiary makes, is obligated to make or promises to make, payments (each, a “Romeo 409A Plan”) complies in all respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Romeo 409A Plan will be, subject to the penalties of Code Section 409A(a)(1). Neither Romeo nor any Romeo Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of section 280G of the Code. Neither the Romeo nor any Romeo Subsidiary is party to Contract or otherwise obligated to a requirement to pay any tax “gross-up” or similar “make-whole” payments to any Romeo Associate for any Tax pursuant to Section 409A or 280G of the Code.

(o) Romeo does not have any severance obligations or policies outside of Romeo’s Executive Severance and Change in Control Plan.

3.15 Environmental Matters.

(a) To the Knowledge of Romeo, Romeo and each Romeo Subsidiary is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Romeo of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof.

(b) Neither Romeo nor any Romeo Subsidiary has received since January 1, 2019 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Romeo or any Romeo Subsidiary is not, or since January 1, 2019, has not been in compliance with any Environmental Law, and, to the Knowledge of Romeo, there are no circumstances that may prevent or interfere with Romeo’s or any of its Subsidiaries’ compliance with any Environmental Law in the future.

(c) No current or, to the Knowledge of Romeo, prior owner of any property leased or controlled by Romeo or any of its Subsidiaries has received since January 1, 2019 any written notice or other communication relating to property owned or leased at any time by Romeo or any of its Subsidiaries, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Romeo or any of its Subsidiaries is or was not in compliance with or has violated any Environmental Law relating to such property. To the Knowledge of Romeo, neither it nor any of its Subsidiaries has any material liability under any Environmental Law.

(d) All material required Governmental Authorizations required under any Environmental Law to be obtained, maintained or filed in connection with the operation of Romeo’s and its Subsidiaries’ businesses and the operation or use of any property leased or controlled by Romeo or any of its Subsidiaries have been obtained, maintained or filed, and are currently in effect and in good standing; and any applications required to renew such required Governmental Authorizations have been timely filed such that they remain in effect during the pendency of such application.

(e) Since January 1, 2019, neither Romeo nor any of its Subsidiaries has caused a release, leak, discharge, spill, disposal, or emission of any Hazardous Materials in, on, or under any property leased or controlled by Romeo or any of its Subsidiaries or, to the Knowledge of Romeo, any adjoining property, in a quantity or manner that violates Environmental Law and which could reasonably be expected to result in Romeo or any of its Subsidiaries being obligated to conduct a material removal, response activity, remediation or corrective action, or result in a material cost on the part of Romeo or any of its Subsidiaries. To the Knowledge of Romeo, neither Romeo nor any other Person has entered into any consent decree, judicial order or settlement involving any Hazardous Materials or arising under any Environmental Law affecting any property leased or controlled by Romeo or any of its Subsidiaries.

3.16 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Romeo Material Adverse Effect, (a) all current insurance policies and insurance Contracts of Romeo and its Subsidiaries are in full force and effect and are valid and enforceable and (b) all premiums due thereunder have been paid. Neither Romeo nor any Romeo Subsidiary has received written notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to be, individually or in the aggregate, material to Romeo and each of its Subsidiaries, taken as a whole.

3.17 Legal Proceedings; Orders.

(a) Except as set forth on Section 3.17 of the Romeo Disclosure Schedule, as of the date of this Agreement, there is no pending Legal Proceeding, and to the Knowledge of Romeo, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Romeo or any of its Subsidiaries, any Romeo Associate (in his or her capacity as such) or any of the material assets owned or used by Romeo or its Subsidiaries; or (ii) that is reasonably likely to materially challenge, or that is reasonably likely to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, the Offer, the Merger or any of the other Contemplated Transactions. To the Knowledge of Romeo, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Romeo or any Romeo Subsidiary, or any of the material assets owned or used by Romeo or any Romeo Subsidiary, is subject which would be material and adverse to Romeo and its Subsidiaries, taken as a whole. To the Knowledge of Romeo, no officer of Romeo or any Romeo Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Romeo or any Romeo Subsidiary or to any material assets owned or used by Romeo or any Romeo Subsidiary.

3.18 Authority; Binding Nature of Agreement. Romeo and each Romeo Subsidiary has all necessary power and authority to enter into and to perform its obligations under this Agreement and the Secured Debt Agreements (including the incurrence of the Secured Loan). The Romeo Board of Directors (at one or more meetings duly called and held) has: (a) determined that the Offer, the Merger and the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan) are advisable and fair to and in the best interests of Romeo and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions, including the Offer, Merger and the Secured Debt Agreements (including the incurrence of the Secured Loan); and (c) subject to the terms and conditions of this Agreement, recommended adoption and approval of the Transaction Proposal, including the adoption and approval of this Agreement, the Offer, the Merger and the Secured Debt Agreements (including incurrence of the Secured Loan), by the holders of Romeo Common Stock. This Agreement has been duly executed and delivered by Romeo and, assuming the due authorization, execution and delivery by Nikola, constitutes the legal, valid and binding obligation of Romeo, enforceable against Romeo in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Romeo Stockholder Support Agreements, the Romeo Board of Directors approved the Romeo Stockholder Support Agreements and the transactions contemplated thereby.

3.19 Inapplicability of Anti-takeover Statutes. Assuming the accuracy of Nikola’s representations and warranties in Section 4.10, the Romeo Board of Directors has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Romeo Stockholder Support Agreements and to the consummation of the Offer, the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Offer, the Merger, this Agreement, the Romeo Stockholder Support Agreements or any of the other Contemplated Transactions.

3.20 No Vote Required. Assuming (i) the satisfaction of the Minimum Condition, (ii) the absence of any amendment, modification or other change to the DGCL or this Agreement that would render Section 251(h) of the DGCL inapplicable to this Agreement and (iii) the accuracy of Nikola’s and Purchaser’s representations and warranties set forth in Section 4.11, no vote of the holders of shares of Romeo Capital Stock is necessary to adopt or approve the Contemplated Transactions.

3.21 Non-Contravention; Consents.

(a) Neither the execution, delivery or performance of this Agreement by Romeo, nor the consummation of the Offer, the Merger or any of the transactions contemplated hereby (including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), will: (i) violate or conflict with any provision of the certificate of incorporation or the bylaws of Romeo or any Romeo Subsidiary; or (ii) assuming the Consents and Filings referred to in Section 3.21(b) are made and obtained, constitute a violation of, or be in conflict in any respect with, any statute, judgment, decree, order, regulation or rule of any court or Governmental Authority applicable to Romeo, except in the case of clause (ii), as would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole.

(b) No Consent of or Filing with any Governmental Authority is required for the execution and delivery by Romeo of this Agreement or the consummation by Romeo of the transactions contemplated hereby (including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), except for (i) the filing with the SEC of such reports under the Exchange Act and the Form S-4 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement (including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), (ii) compliance with, and if applicable, the filing of a premerger notification and report form under the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) any filing with the NYSE.

(c) Except (i) for any Consent set forth on Section 3.21 of the Romeo Disclosure Schedule under any Romeo Material Contract, (ii) the adoption and approval of the Transaction Proposal by Romeo’s stockholders, (iii) any Consents or Filings described in Section 3.21(b), and (iv) such Consents, orders and Filings as may be required under applicable federal and state securities laws, neither Romeo nor any of its Subsidiaries was, is or will be required to make any Filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, in each case, except as would not reasonably be expected to be material to Romeo and its Subsidiaries, taken as a whole.

3.22 Broker’s Fees. Except as set forth on Section 3.22 of the Romeo Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Offer, the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Romeo or any of its Subsidiaries.

3.23 Opinion of Financial Advisor. The Romeo Board of Directors (in its capacity as such) has received an opinion (or an oral opinion, to be subsequently confirmed in writing) of its financial advisor Morgan Stanley & Co. LLC, to the effect that, as of the date of such opinion and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Exchange Ratio, Offer Consideration and the Merger Consideration to be received by the stockholders of Romeo is fair from a financial point of view to such stockholders. Promptly following execution of this Agreement, Romeo will furnish an accurate and complete copy of such opinion to Nikola. A true, complete and correct copy of the engagement letter between Romeo and Morgan Stanley & Co. LLC, as amended, has been provided to Nikola’s outside counsel prior to the date of this Agreement.

3.24 Transactions with Affiliates. Except as set forth in the Romeo SEC Documents filed prior to the date of this Agreement and for compensation or other employment arrangements in the Ordinary Course of Business, since the date of Romeo’s last proxy statement filed in 2022 with the SEC, there have been no Contracts, transactions or arrangements between Romeo or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer or employee) thereof or any holder of 5% or more of the Romeo Common Stock, on the other hand, that would be required to be reported by Romeo pursuant to Item 404 of Regulation S-K promulgated by the SEC in Romeo’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25 Information Supplied. None of the information supplied or to be supplied by or on behalf of Romeo or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Offer Documents will, at the time the Offer Documents are first mailed to the stockholders of Romeo or on the date that the Offer is consummated, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) the Form S-4 to be filed with the SEC by Nikola in connection with the registration under the Securities Act of the shares of Nikola Common Stock to be issued in the Offer and the Merger will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (c) the Schedule 14D-9 will, at the date it, or any amendment or supplement to it, is mailed to stockholders of Romeo, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Romeo regarding such portions thereof that relate expressly to Nikola or any of its Subsidiaries, including Purchaser, or to statements made therein based on information supplied by or on behalf of Nikola or any of its Subsidiaries (including Purchaser) for inclusion or incorporation by reference therein). The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

3.26 Exclusivity of Representations. Except as expressly set forth in this Section 3, neither Romeo nor any Person on behalf of Romeo has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Romeo, any of its Subsidiaries, its business or with respect to any other information provided to Nikola, Purchaser or their respective Affiliates in connection with the transactions contemplated hereby (including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed. Neither Romeo nor any other Person will have or be subject to any claim, liabilities or any other obligation to Nikola, Purchaser or any other Person resulting from the distribution or failure to distribute to Nikola or Purchaser, or Nikola’s or Purchaser’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Nikola or Purchaser in the electronic data room maintained by Romeo for purposes of the transactions contemplated thereby or management presentations in expectation of the same, unless and to the extent any such information is expressly included in a representation or warranty contained in this Section 2. Except for the representations and warranties contained in Section 3, Romeo acknowledges that neither Nikola, Purchaser nor any of their respective Subsidiaries or Representatives makes, and Romeo acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Nikola, Purchaser or any of their respective Subsidiaries or with respect to any other information provided or made available to Romeo by or on behalf of Nikola or Purchaser in connection with the Offer or the Merger, including any information, documents, projections, forecasts or other material made available to Romeo or its respective Representatives in certain “data rooms” or management presentations in expectation of the Offer or the Merger.

Section 4. REPRESENTATIONS AND WARRANTIES OF Nikola AND PURCHASER

Except as disclosed in the Nikola SEC Documents filed or furnished by Nikola on or after December 31, 2020, and at least five Business Days prior to the date of this Agreement (including all exhibits and schedules thereto and documents incorporated by reference therein and excluding any disclosures set forth under the headings “Risk Factors”, “Forward-Looking Statements”, “Market Risk” or any similar sections, and any other disclosures included therein to the extent predictive, cautionary or forward-looking in nature); provided, that, nothing in the Nikola SEC Documents shall be deemed to be disclosures against Section 4.2, Nikola and Purchaser hereby represent and warrant to Romeo as follows:

4.1 Organization; Authority; Enforceability. Each of Nikola and Purchaser is a corporation duly incorporated and validly existing under the laws of Delaware. All corporate action (including, with respect to Purchaser, by its sole stockholder) required to be taken in order to authorize Nikola and Purchaser to enter into this Agreement has been taken. All action on the part of the officers of Nikola and Purchaser necessary for the execution and delivery of this Agreement and the performance of all obligations of Nikola and Purchaser under this Agreement has been taken (other than, with respect to the consummation of the Merger, the filing of a certificate of merger with the Secretary of State of the State of Delaware). This Agreement has been duly executed and delivered by Nikola and Purchaser and constitutes the legal, valid and binding obligation of Nikola and Purchaser, enforceable against Nikola and Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Each of Nikola, Purchaser and the Nikola Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Nikola Material Adverse Effect.

4.2 Capitalization.

(a) As of July 28, 2022 (the “Nikola Listing Date”), the authorized capital stock of Nikola consists of 600,000,000 shares of Nikola Common Stock and 150,000,000 shares of preferred stock, par value $0.0001 per share, of Nikola. As of the Nikola Listing Date, there are (a) 433,476,331 shares of Nikola Common Stock issued and outstanding; (b) 28,681,764 shares of Nikola Common Stock reserved for issuance upon the exercise of outstanding options to purchase Nikola Common Stock (“Nikola Stock Options”); (c) 21,158,909 shares of Nikola Common Stock subject to outstanding awards of restricted stock units corresponding to Nikola Common Stock subject solely to service-based vesting requirements (“Nikola RSU Awards”); (d) 760,915 private placement warrants for issuance of Nikola Common Stock (“Nikola Warrants”); (e) 14,266,738 shares of Nikola Common Stock subject to outstanding awards of restricted stock units corresponding to Nikola Common Stock subject to market-based vesting requirements (“Nikola Market-Based Awards”); (f) and other than 68,336,306 shares of Nikola Common Stock that are reserved for issuance, no other shares of capital stock or other voting securities or equity interests of Nikola issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Nikola Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Nikola may vote. Other than Nikola Stock Options, Nikola RSU Awards and Nikola Market-Based Awards and Nikola Warrants (collectively, “Nikola Equity Awards”) issued prior to the date of this Agreement as described in this Section 4.2, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Nikola, or contracts, commitments, understandings or arrangements by which Nikola may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Nikola, or that otherwise obligate Nikola to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Nikola Securities”). Other than Nikola Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Nikola or any Nikola Subsidiary) are outstanding as of the date of this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Nikola or any Nikola Subsidiary is a party with respect to the voting or transfer (including preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts or calls) of Nikola Common Stock, capital stock or other voting or equity securities or ownership interests of Nikola or granting any stockholder or other person any registration rights. From the close of business on the Nikola Listing Date until the date of this Agreement, no shares of Nikola Common Stock or Nikola preferred stock have been issued, except for shares of Nikola Common Stock issued pursuant to the exercise of Nikola Stock Options or the vesting of Nikola RSU Awards or Nikola Market-Based Awards, in each case, outstanding on the Nikola Listing Date and in accordance with their terms.

(b) All shares of Nikola Common Stock to be issued in connection with the Offer and the Merger will be duly authorized, validly issued, fully paid and nonassessable, and all of the shares issuable pursuant to the Romeo RSUs and Romeo PSUs to be assumed by Nikola pursuant to Section 2.5 in connection with the Merger will be duly authorized and validly issued, in each case when issued in accordance with the terms of this Agreement and subject to no preemptive or similar rights or other liens, except for restrictions on transfer under applicable securities laws.

(c) All of the issued and outstanding capital stock or other equity or voting interests of Purchaser have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and is, and at the Effective Time will be, owned by Nikola or a Nikola Subsidiary. Purchaser was incorporated solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its incorporation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

4.3 Non-Contravention; Governmental Consents.

(a) Neither the execution, delivery or performance of this Agreement by Nikola or Purchaser, nor the consummation of the Offer, the Merger or any of the transactions contemplated hereby (including execution, delivery or performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), will: (i) violate or conflict with any provision of the respective certificates of incorporation or the bylaws of Nikola or Purchaser; or (ii) assuming the Consents and Filings referred to Section 4.3(b) are made and obtained, constitute a violation of, or be in conflict in any material respect with, any statute, judgment, decree, order, regulation or rule of any court or Governmental Authority applicable to Nikola or Purchaser, except, in the case of clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Nikola Material Adverse Effect.

(b) No Consent of or Filing with any Governmental Authority is required for the execution and delivery by Nikola or Purchaser of this Agreement or the consummation by Nikola or Purchaser of the transactions contemplated hereby (including execution, delivery or performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), except for (i) the filing with the SEC of reports under the Exchange Act and under the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement (including execution, delivery or performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), (ii) compliance with and, if applicable, the filing of a premerger notification and report form under the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) the filing with NASDAQ in respect of the shares of Nikola Common Stock issuable pursuant to this Agreement and (v) such Consents, orders and Filings as may be required under applicable federal or state securities laws.

4.4 Legal Proceedings; Orders.

(a) As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of Nikola, no person has threatened in writing to commence any Legal Proceedings: (i) that involves Nikola or any of its Subsidiaries that would reasonably be expected to have a Nikola Material Adverse Effect; or (ii) that materially challenges, or that may have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with, the Offer, the Merger or any of the other Contemplated Transactions.

(b) There is no order, writ, injunction, judgment or decree to which Nikola or any Nikola Subsidiary, or any of the material assets owned or used by Nikola or any Nikola Subsidiary, is subject which would be material and adverse to Nikola and its Subsidiaries, taken as a whole. To the Knowledge of Nikola, no officer or any Nikola Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of Nikola or any Nikola Subsidiary or to any material assets owned or used by Nikola or any Nikola Subsidiary.

4.5 Broker’s Fees. No broker, finder, investment banker, consultant or intermediary other than Citigroup Global Markets Inc. is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated by this Agreement (including execution, delivery or performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)) based upon arrangements made by or on behalf of Nikola, Purchaser, or any of their respective Subsidiaries.

4.6 SEC Filings; Financial Statements.

(a) Nikola has filed all reports required to be filed by it with the SEC since January 1, 2019, and Nikola has made available to Romeo (including through the SEC’s EDGAR database) true, correct and complete copies of all such reports (collectively, the “Nikola SEC Documents”). As of their respective dates, each of the Nikola SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, and none of the Nikola SEC Documents, as of their respective dates (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the date of such filing or amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Nikola SEC Documents (collectively, the “Nikola Certifications”) were accurate and complete and comply as to form and content with all applicable Legal Requirements, in each case, as of the date such Nikola Certification was made. As used in this Section 4.6, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Nikola SEC Documents was prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all notes to such financial statements) and each fairly presented in all material respects the consolidated financial position, results of operations and changes in stockholders’ equity and cash flows of Nikola and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which are not expected, individually or in the aggregate, to be material). Other than as disclosed in the Nikola SEC Documents filed prior to the date of this Agreement, there has been no material change in Nikola’s accounting methods or principles that would be required to be disclosed in Nikola’s financial statements in accordance with GAAP.

(c) From January 1, 2019 through the date of this Agreement, Nikola has not received any correspondence from the SEC or the staff thereof or any correspondence from the NYSE or the staff thereof relating to the delisting or maintenance of listing of the Nikola Common Stock on the NYSE. Nikola has not disclosed any unresolved comments in the Nikola SEC Documents.

(d) Since January 1, 2019, there have been no material internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Nikola, the Nikola Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(e) Nikola is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of the NYSE.

(f) Nikola maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Nikola maintains records that in reasonable detail accurately and fairly reflect Nikola’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Nikola Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Nikola’s assets that could have a material effect on Nikola’s financial statements. Nikola has disclosed to Nikola’s auditors and the audit committee of the Nikola Board of Directors (and made available to Romeo a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Nikola’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Nikola’s internal control over financial reporting. Except as disclosed in the Nikola SEC Documents filed prior to the date of this Agreement, Nikola has not identified any material weaknesses in the design or operation of Nikola’s internal control over financial reporting. Since December 31, 2019, there have been no material changes in Nikola’s internal control over financial reporting.

(g) Nikola maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) (the “Nikola DC&Ps”) in compliance with the Exchange Act. The Nikola DC&Ps are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Nikola in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Nikola’s management as appropriate to allow timely decisions regarding required disclosure and to make the Nikola Certifications.

4.7 No Undisclosed Liabilities. As of the date of this Agreement, neither Nikola nor any Nikola Subsidiary has any Liability required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, except for: (a) Liabilities identified as such in the “liabilities” column of the Nikola Unaudited Interim Balance Sheet; (b) Liabilities that have been incurred by Nikola or its Subsidiaries since the date of the Nikola Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Nikola or any Nikola Subsidiary under Nikola Contracts, including the reasonably expected performance of such Nikola Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions;; and (e) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Nikola Material Adverse Effect.

4.8 Absence of Certain Changes or Events. From December 31, 2021, to the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Nikola Material Adverse Effect. Except in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and the discussions, negotiations and transactions related thereto, from January 1, 2022 to the date of this Agreement, Nikola and the Nikola Subsidiaries have conducted their business in the Ordinary Course of Business in all material respects (other than with respect to any COVID Measures).

4.9 Shares of Common Stock.

(a) The shares of Nikola Common Stock to be issued and delivered to the Romeo stockholders in accordance with this Agreement, when so issued and delivered, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or similar rights or other liens, except for restrictions on transfer under applicable securities laws.

(b) Neither Nikola nor any of its Affiliates has entered into any Contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any Contract, arrangement or understanding (in each case, whether oral or written), pursuant to which: (i) any stockholder of Romeo would be entitled to receive consideration of a different amount or nature than the Merger Consideration or (ii) any stockholder of the Nikola (A) agrees to vote to adopt this Agreement or the Merger or (B) agrees to vote against, or not to tender its shares of Romeo Common Stock in, any Acquisition Transaction.

4.10 No Vote of Nikola Stockholders. Except for the adoption of this Agreement by Nikola as the sole stockholder of Purchaser, no vote of the stockholders of Nikola is required by any Legal Requirement or the certificate of incorporation or bylaws of Nikola in order for Nikola to consummate the Offer or the Merger.

4.11 Lack of Ownership of Shares. As of the date of this Agreement, neither Nikola nor any of its Subsidiaries owns, directly or indirectly, any securities of Romeo.

4.12 Solvency. Neither Nikola nor Purchaser is entering into the Contemplated Transactions with the actual intent to hinder, delay or defraud either present or future creditors of Romeo or any of its Subsidiaries. Each of Nikola and Purchaser is “solvent” (within the meaning of applicable laws relating to fraudulent transfers) and will not have unreasonably small capital for the business in which it is engaged and in which it is proposed to be engaged following consummation of the transactions contemplated by this Agreement (including execution of the Secured Debt Agreement).

4.13 Information Supplied. None of the information supplied or to be supplied by or on behalf of Nikola or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 to be filed with the SEC by Nikola in connection with the registration under the Securities Act of the shares of Nikola Common Stock to be issued in the Offer and the Merger will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (b) the Offer Documents, or any amendment or supplement to it, is mailed to stockholders of Romeo, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Nikola regarding such portions thereof that relate expressly to Romeo or any of its Subsidiaries, or to statements made therein based on information supplied by or on behalf of Romeo or any of its Subsidiaries for inclusion or incorporation by reference therein). The Form S-4 and the Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

4.14 Tax Matters. Neither Nikola, Purchaser, nor any Nikola Subsidiary has taken any action or has knowledge of any fact or circumstance (other than any fact, circumstance or action expressly contemplated hereby) that could reasonably be expected to prevent the Offer and the Merger, taken together as integrated steps in a single transaction for federal income tax purposes, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.15 Exclusivity of Representations. Except as expressly set forth in this Section 4, neither Nikola, Purchaser, nor any Person on behalf of Nikola or Purchaser has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Nikola or its business in connection with the transactions contemplated hereby (including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed. Except for the representations and warranties contained in Section 2,

Nikola and Purchaser acknowledge that neither Romeo nor any of its Subsidiaries or Representatives makes, and Nikola and Purchaser acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Romeo or any of its Subsidiaries or with respect to any other information provided or made available to Nikola or Purchaser by or on behalf of Romeo in connection with the Merger, including any information, documents, projections, forecasts or other material made available to Nikola, Purchaser or their respective Representatives in certain “data rooms” or management presentations in expectation of the Offer and the Merger.

Section 5. CERTAIN COVENANTS OF THE PARTIES

5.1 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), upon reasonable notice, Romeo shall, and shall use commercially reasonable efforts to cause Romeo’s Representatives to: (a) provide Nikola and Nikola’s Representatives with reasonable access during normal business hours to Romeo’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Romeo and its Subsidiaries; (b) provide Nikola and Nikola’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product, technology and service data, and other documents and information relating to Romeo and its Subsidiaries, and with such additional financial, operating and other data and information regarding Romeo and its Subsidiaries as Nikola may reasonably request; and (c) permit Nikola’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of Romeo responsible for Romeo’s financial statements and the internal controls of Romeo to discuss such matters as Nikola deems necessary or appropriate in order to enable Nikola to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto; provided, that such investigation shall only be upon reasonable notice and shall be at Nikola’s sole cost and expense; provided, further, that nothing herein shall require Romeo to disclose any information to Nikola or its Representatives if such disclosure would, in the reasonable judgment of Romeo, (i) violate applicable Legal Requirements or the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which Romeo or any of its Subsidiaries is a party or (ii) jeopardize any attorney-client or other legal privilege; provided, further, that nothing herein shall authorize Nikola or its Representatives to undertake any environmental testing involving sampling of soil, groundwater or building materials, or other similar invasive techniques at any property of Romeo or its Subsidiaries. If Romeo does not provide or cause its Representatives to provide such access or such information in reliance on clause “(i)” or “(ii)” of previous sentence, then Romeo shall promptly (and in any event within two (2) Business Days after Romeo determines that it will not provide or cause it Representatives to provide such access or such information) provide a written notice to Nikola stating that it is withholding such access or such information and stating the justification therefor, and shall use commercially reasonable efforts to provide the applicable information in a way that would not violate such Legal Requirement, Contract or confidentiality agreement, or jeopardize such privilege. No investigation or access permitted pursuant to this Section 5.1 shall be deemed to modify any representation or warranty made by Romeo hereunder.

Nikola agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.1 for any competitive or other purpose unrelated to the consummation of the Contemplated Transactions. Without limiting the generality of the foregoing, during the Pre-Closing Period, Romeo shall promptly make available to Nikola copies of:

(i) the unaudited monthly consolidated balance sheets and cashflow statement of Romeo as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity, which shall be delivered within twenty (20) days after the end of such calendar month, or such longer periods as Nikola may agree to in writing, and the month-end cash balances of Romeo and its Subsidiaries, which shall be delivered within five (5) days after the end of such calendar month, or such longer periods as Nikola may agree to in writing.

(b) Before any document or other written communication prepared by or on behalf any Party or any of their respective Affiliates that is related to any of the Contemplated Transactions and is required to be filed with the SEC pursuant to Regulation 14D under the Exchange Act (a “Merger Communication”) is disseminated to any investor, analyst, member of the media, employee, client, customer or other third party or otherwise made accessible on the website of the Party making such disclosure (whether in written, video or oral form via webcast, hyperlink or otherwise), such Party shall share a draft of such Merger Communication with the other Party hereto and give reasonable and good faith consideration to any comments made by such other Party and its counsel on any such Merger Communication.

5.2 Operation of Romeo’s Business(a) .

(a) Except as set forth on Section 5.2 of the Romeo Disclosure Schedule, during the Pre-Closing Period Romeo shall and shall cause each Romeo Subsidiary to (i) conduct its business and operations in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact the current business organization of Romeo and its Subsidiaries and maintain their respective relations and good will with Governmental Bodies and all significant suppliers, customers, licensors, licensees, distributors and lessors and other significant business relations and (ii) comply in all respects with the terms of the Secured Debt Agreements.

(b) During the Pre-Closing Period, Romeo shall promptly notify Nikola in writing, by delivering an updated Romeo Disclosure Schedule, of: (i) the discovery by Romeo of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that causes or constitutes a material inaccuracy in any representation or warranty made by Romeo in this Agreement in a manner that would cause the conditions set forth in clause E(1) of Schedule B not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would be reasonably likely to cause or constitute a material inaccuracy in any representation or warranty made by Romeo in this Agreement or result in a material breach of a covenant or other obligation of Romeo pursuant to this Agreement; and (iii) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 or Schedule B impossible or materially less likely, including, but not limited to, any potential insolvency, reorganization or bankruptcy proceeding. Without limiting the generality of the foregoing, Romeo shall promptly advise Nikola in writing of any Legal Proceeding or material, written claim threatened, commenced or asserted against or with respect to, or otherwise affecting, Romeo or, to the Knowledge of Romeo, any director, officer of Romeo. Notwithstanding anything in the contrary in this Agreement, (i) no notification given to Nikola (including pursuant to this Section 5.2(b)) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Romeo or any of its Subsidiaries contained in this Agreement or the Romeo Disclosure Schedule (including for purposes of clause E of Schedule B), and (ii) Romeo’s obligations, actions or inactions pursuant to this Section 5.2(b) shall be deemed excluded for purposes of determining whether Romeo has complied with its covenants (including for purposes of clause E of Schedule B) unless such breach is a Willful Breach by which Nikola has been actually prejudiced.

5.3 Negative Obligations.

Except (i) as expressly contemplated or permitted by this Agreement, disclosed in the Romeo SEC Documents (on file as of the date hereof), in response to COVID Measures or pursuant to a Legal Requirement, (ii) with the prior written consent of Nikola (which consent shall not be unreasonably withheld, conditioned or delayed) or (iii) as set forth on Section 5.3 of the Romeo Disclosure Schedule, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 8 and the Effective Time, Romeo shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(a) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of its capital stock; or reprice any Romeo Option, repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Romeo Common Stock from terminated employees of Romeo);

(b) sell, issue or grant, or authorize the issuance of: (i) any capital stock or other security (except for shares of Romeo Common Stock issued upon the valid exercise of Romeo Options, Romeo RSUs, Romeo PSUs, Private Placement Warrants or Legacy Warrants outstanding as of the date of this Agreement); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(c) amend its certificate of incorporation, bylaws or other charter or organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Contemplated Transactions;

(d) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(e) lend money to any Person (other than for transactions among Romeo and its Subsidiaries); incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others;

(f) adopt, establish or enter into any material Romeo Employee Plan; cause or permit any Romeo Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, except for in the Ordinary Course of Business;

(g) (i) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, employees or consultants, except for those paid or increased in the Ordinary Course of Business or pursuant to the terms of any Romeo Employee Plan; (ii) pay or increase the severance or change of control benefits offered to any current or new employee or consultant, except for those paid or increased in the Ordinary Course of Business or pursuant to the terms of any Romeo’s Executive Severance and Change in Control Plan; or (iii) select, designate or deem employee, officer, or other service provider as a participant in the Company Executive Severance and Change of Control Plan that is not otherwise set forth on Section 5.3(d) of the Disclosure Schedule.;

(h) (i) terminate the employment or services of any officer or employee of Romeo with the title of vice president or above, other than for cause, or (ii) hire or promote any individual whose target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) is greater than $125,000, other than for the purpose of replacing a previously existing position;

(i) subject to Sections 5.4 and 6.1, otherwise dispose of, any material asset, right or property, or grant any Encumbrance with respect to any material asset, right or property;

(j) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any material accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(k) except in the Ordinary Course of Business, enter into, materially amend or terminate (excluding any expiration in accordance with its terms) any Romeo Material Contract;

(l) except in the Ordinary Course of Business, enter into any individual contract under which Romeo or any of its Subsidiaries grants or agrees to grant any right to material Intellectual Property; or agrees to pay any royalties or other payments expected to be in excess of $150,000 per year with respect to any Intellectual Property;

(m) waive, release, assign, settle, compromise or admit wrongdoing (including by Romeo, any Romeo Subsidiary or any of their Affiliates or Representatives) with respect to any existing or potential claim, action or proceeding (other than any claim, action or proceeding relating to Taxes, which shall be governed exclusively by clause (k) above), other than waivers, releases, assignments, settlements or compromises that do not include any admission of wrongdoing and do not and are not reasonably likely to create material obligations of Romeo or any of its Affiliates (including Romeo Subsidiaries, but excluding future obligations to refrain from defamation or violations of Law) other than the payment of monetary damages not in excess of $100,000 in the aggregate or ordinary course claims and related Legal Proceedings under or with respect to any insurance policy;

(n) incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith that, individually or in the aggregate, are in excess of $100,000, other than (i) any capital expenditure (or series of related capital expenditures) contemplated by Romeo’s current forecast consistent in all material respects with Romeo’s annual capital expenditure forecast for the periods following the date of this Agreement, as provided to Nikola prior to the date of this Agreement or (ii) in the Ordinary Course of Business;

(o) except as contemplated by this Agreement, adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization; or

(p) agree, resolve or commit to do any of the foregoing.

5.4 No Solicitation.

(a) Romeo agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the Representatives retained by it or any of its Subsidiaries to, directly or indirectly: (i) solicit, initiate, respond to or take any action to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iii) furnish any information regarding Romeo or any of its Subsidiaries to any Person in connection with, in response to, relating to or for the purpose of assisting with, facilitating or encouraging an Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.1) (v) execute or enter into any letter of intent, agreement in principle, term sheet, acquisition agreement, joint venture agreement, partnership agreement, merger agreement, option agreement or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (an “Acquisition Agreement”); or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to Nikola) or approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL.

(b) Notwithstanding anything contained in Section 5.4(a), prior to the Acceptance Time, (i) Romeo may enter into discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited, Acquisition Proposal, which Romeo’s Board of Directors determines in good faith, after consultation with its independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to lead to, a Superior Offer, and (ii) thereafter furnish to such Person non-public information regarding Romeo pursuant to an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no-hire provisions and “standstill” provisions) at least as favorable to Romeo as those contained in the Confidentiality Agreement, but in each case of the foregoing clauses (i) and (ii), only if: (A) neither Romeo nor any Representative of Romeo has breached this Section 5.4; (B) the Romeo Board of Directors determines in good faith based on the advice of outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the Romeo Board of Directors under applicable Legal Requirements; (C) at least twenty-four (24) hours prior to furnishing any such non-public information to, or entering into discussions with, such Person, Romeo (x) gives Nikola written notice of the identity of such Person, the terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements and proposed financing) made thereby, and Romeo’s intention to furnish nonpublic information to, or enter into discussions with, such Person; and (y) furnishes concurrently such non-public information to Nikola (to the extent such non-public information has not been previously furnished by Romeo to Nikola). Without limiting the generality of the foregoing, Romeo acknowledges and agrees that, in the event any Romeo Representative (whether or not such Representative is purporting to act on behalf of Romeo) takes any action that, if taken by Romeo, would constitute a breach of this Section 5.4 by Romeo, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by Romeo for purposes of this Agreement. Notwithstanding anything to the contrary set forth in this Section 5.4, if the Romeo receives a bona fide written Acquisition Proposal or Acquisition Inquiry from a third party that was not initiated, sought, solicited, knowingly facilitated, knowingly encouraged, knowingly induced or otherwise procured in violation of this Agreement, then Romeo may contact the Person or any of its Representatives who has made such Acquisition Proposal or Acquisition Inquiry solely to clarify the terms of such Acquisition Proposal or Acquisition Inquiry so that the Romeo Board of Directors may inform itself about such Acquisition Proposal or Acquisition Inquiry and to inform such Person or its Representatives of this Section 5.4; provided that such action may only be to request from such Person a written response to questions for the purpose of clarifying such Acquisition Proposal or Acquisition Inquiry (and not for the purpose of engaging, directly or indirectly, in any discussions or negotiations of any sort regarding the material terms of the Acquisition Proposal or Acquisition Inquiry); provided further (x) simultaneously with sending any written communication to such Person, the Romeo shall deliver to Nikola a copy of such written communication, and (y) promptly (and in any event within 24 hours) after receiving any communication from such Person, the Romeo shall deliver to Nikola a copy of such communication.

(c) If Romeo or any Romeo Representative receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Romeo shall promptly (and in no event later than twenty-four (24) hours after Romeo becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise Nikola orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, the terms thereof (including proposed financing), and any written materials submitted therewith). Romeo shall keep Nikola informed, on a current basis, in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto, and shall deliver copies of any written materials submitted therewith. In addition to the foregoing, Romeo shall provide Nikola with at forty-eight (48) hours’ written notice (or such shorter period of notice provided to its board of directors) of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry Romeo has received.

(d) Romeo shall and shall cause its Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of this Agreement with respect to any Acquisition Proposal or Acquisition Inquiry and shall use its reasonable best efforts to cause any such third party (or its Representatives) in possession of non-public information in respect of Romeo or its Subsidiaries that was furnished by or on behalf of Romeo or its Subsidiaries to return or destroy (and confirm destruction of) all such information.

5.5 Conduct of Business by Nikola Pending the Merger. During the Pre-Closing Period, Nikola shall comply in all respects with the terms of the Secured Debt Agreements. Except in response to COVID Measures or pursuant to a Legal Requirement, Nikola and Purchaser covenant and agree with Romeo that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Nikola and Purchaser shall not:

(a) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of its capital stock;

(b) amend its certificate of incorporation, bylaws or other charter or organizational documents in any manner that would adversely affect the holders of Romeo Common Stock who would receive Nikola Common Stock at the Effective Time in a manner different from holders of Nikola Common Stock prior to the Effective Time; or

(c) agree, resolve or commit to do any of the foregoing.

Section 6. ADDITIONAL AGREEMENTS OF THE PARTIES

6.1 Romeo Board Recommendation.

(a) Romeo agrees, subject to Section 6.1(b): (i) that Romeo’s Board of Directors shall recommend that the holders of Romeo Capital Stock accept the Offer and tender their shares of Romeo Capital Stock to Purchaser pursuant to the Offer; (ii) the Schedule 14D-9 shall include a statement to the effect that the Romeo Board of Directors has determined that the Offer is advisable and fair to, and in the best interests of, Romeo and its stockholders, has deemed advisable and approved this Agreement, the Offer, the Merger and the other actions contemplated by this Agreement, and recommends that Romeo’s stockholders accept the Offer and tender their shares of Romeo Capital Stock to Purchaser pursuant to the Offer (the “Romeo Board Recommendation”); and (iii) the Romeo Board Recommendation shall not be withdrawn or modified in a manner adverse to Nikola, and no resolution by the Romeo Board of Directors or any committee thereof to withdraw or modify the Romeo Board Recommendation in a manner adverse to Nikola shall be adopted or proposed.

(b) Notwithstanding anything to the contrary contained in Section 6.1(a), subject to Section 5.4, at any time prior to the Acceptance Time, Romeo’s Board of Directors may withhold, amend, withdraw or modify the Romeo Board Recommendation in a manner adverse to Nikola or recommend any Acquisition Transaction (collectively a “Romeo Board Adverse Recommendation Change”) if, but only if, Romeo’s Board of Directors determines in good faith following consultation with its outside legal counsel and independent financial advisors, that the failure to withhold, amend, withdraw or modify such recommendation would be inconsistent with Romeo’s Board of Directors fiduciary duties under applicable Legal Requirements; provided, that Nikola receives written notice from Romeo confirming that Romeo’s Board of Directors intends to change its recommendation at least three (3) Business Days in advance of the Romeo Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to Nikola (the “Recommendation Change Notice Period”). Such notice shall describe in reasonable details the reasons for such intention and if such reasons are related to a Superior Offer, then also specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto), including financing documents; all such documents shall be updated on a prompt basis during the Recommendation Change Notice Period. During the Recommendation Change Notice Period, Romeo and its Representatives shall negotiate with Nikola in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and, at no point may the Board of Directors of Romeo accept a Superior Offer unless it has determined in good faith that such Acquisition Proposal constitutes a Superior Offer at the end of such Recommendation Change Notice Period after consultation with, and taking into account the advice of its independent financial advisor and its outside legal counsel, as well as any revisions to the terms of the Merger or this Agreement proposed by Nikola.

(c) If Nikola, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Recommendation Change Notice Period, there is any material revision to the terms of a Superior Offer, including, any revision in price or financing, the Recommendation Change Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Recommendation Change Notice Period subsequent to the time Romeo notifies Nikola of any such material revision (it being understood that there may be multiple extensions)).

(d) Nothing contained in this Agreement shall prohibit Romeo or its Board of Directors from (i) taking and disclosing to the stockholders of Romeo a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), and (ii) making a “stop, look and listen” communication to the stockholders of Romeo pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that (A) in the case of each of the foregoing clauses (i) and (ii), any such disclosure or public statement shall be deemed to be a Romeo Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless Romeo’s Board of Directors reaffirms the Romeo Board Recommendation in such disclosure or public statement or within five (5) Business Days of such disclosure or public statement and (B) Romeo shall not affect a Romeo Board Adverse Recommendation Change unless specifically permitted pursuant to the terms of Section 6.1(b).

(e) Notwithstanding anything herein to the contrary, the Romeo Board of Directors shall be permitted, in response to an Intervening Event occurring after the date of this Agreement, to not make the Romeo Board Recommendation or to withdraw or modify in a manner adverse to Nikola the Romeo Board Recommendation, only if and to the extent that all of the following conditions are met: (A) the Romeo Board of Directors determines in good faith, as a result of the Intervening Event, after consulting with outside legal counsel and independent financial advisors, that making the Romeo Board Recommendation or failing to so withdraw or modify the Romeo Board Recommendation is reasonably likely to be inconsistent with the fiduciary duties of the Romeo Board of Directors under applicable Legal Requirements (B) before taking any such action, Romeo promptly gives Nikola written notice advising Nikola of the decision of the Romeo Board of Directors to take such action, which notice will describe the Intervening Event in reasonable detail, and Romeo has observed the Recommendation Change Notice Period after delivery of such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Intervening Event and during such period has made its Representatives reasonably available to negotiate with Nikola (to the extent Nikola wishes to negotiate) with respect to such proposed revisions or other proposal, if any (it being understood and agreed that any change in fact (other than an immaterial change) relating to such Intervening Event shall require a new notice period with a new Recommendation Change Notice Period of two (2) Business Days); and (C) Nikola does not make, within the Recommendation Change Notice Period, a proposal that the Romeo Board of Directors determines in good faith, after consulting with outside legal counsel and independent financial advisors, would obviate the need to not make or withdraw or modify the Romeo Board Recommendation. For purposes of this Agreement, “Intervening Event” means any event, development or change in circumstances that was not known to the Romeo Board of Directors, or if known, the consequences of which were not reasonably foreseeable as of the date of this Agreement, which event, change or development becomes known to the Romeo Board of Directors prior to the Acceptance Time; provided that in no event shall the following events, changes or developments constitute an Intervening Event: (x) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (y) any change in the price or trading volume of the Romeo Common Stock or any other securities of Romeo or its Subsidiaries (provided that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event).

6.2 Regulatory Approvals. Each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Offer, the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act, which in any event shall be filed within ten (10) Business Days after the execution of this Agreement (unless a later date is mutually agreed to by the Parties) and (b) any notification or other document required to be filed in connection with the Offer or the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Romeo and Nikola shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. Each Party shall give the other Party the right to review and comment on all material filings or responses to be submitted to any Governmental Body, and in good faith will take the other Party’s comments into account. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required to defend any lawsuits or other legal proceedings pursuant to any antitrust or competition laws, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Offer, the Merger and the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan).

Each of the Parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Body, including (i) promptly informing the other Party of such inquiry, (ii) consulting in advance before making any material presentations or submissions to a Governmental Body, (iii) giving the other Party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Body, to the extent not prohibited by such Governmental Body and (iv) supplying each other with copies of all material correspondence, submissions or written communications between either Party and any Governmental Body with respect to this Agreement. Each Party, in their respective sole and absolute discretion, may redact material as necessary to comply with contractual arrangements, address reasonable attorney-client or other privilege concerns, exclude any information relating to Romeo valuation and similar matters relating to the transactions contemplated herein (including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)), or designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

Notwithstanding anything to the contrary in this Agreement, Nikola and Purchaser shall (or shall cause any of their respective Subsidiaries or Affiliates or Romeo to): (A) sell, divest, license or otherwise dispose of, or hold separate and agree to sell, divest, license or otherwise dispose of, any assets of Romeo or its Subsidiaries or of Nikola or Purchaser, (B) terminate, amend or assign existing relationships and contractual rights and obligations of Romeo or its Subsidiaries or of Nikola or Purchaser, (C) require Nikola or Purchaser or Romeo or its Subsidiaries, to grant any right or commercial or other accommodation to, or enter into any material commercial contractual or other commercial relationship with, any third party or (D) impose limitations on Nikola or Purchaser or Romeo or its Subsidiaries, with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets (each of (A)-(D), a “Remedy”); provided, that Nikola and Purchaser shall not be required to take or commit to take any Remedy that would have a Nikola Material Adverse Effect or a Romeo Material Adverse Effect.

6.3 Romeo Options, RSUs, PSUs and Warrants. Prior to the Effective Time, Romeo shall take all actions that may be necessary (under the 2020 Plan, the Predecessor Plan, the Romeo Options, the Romeo RSUs, the Romeo PSUs, the Private Placement Warrants, the Legacy Warrants and otherwise) to effectuate the provisions of Section 2.5 and to ensure that, from and after the Effective Time, holders of Romeo Options, Romeo RSUs, the Romeo PSUs, Private Placement Warrants and Legacy Warrants have no rights with respect thereto other than those specifically provided in Section 2.5.

6.4 Employee Matters.

(a) From the Effective Time and for a period of no less than 12 months thereafter (the “Continuation Period”), Nikola shall provide or cause to be provided to each employee of Romeo and each Romeo Subsidiary as of the Effective Time (each such an employee, a “Covered Employee”), for so long as such Covered Employee continues to be employed during such period by Romeo or a Romeo Subsidiary, with (i) a base salary or base wage rate and cash incentive compensation opportunities, in each case, that are no less favorable than the lesser of the base salary or base wage rate and cash incentive compensation opportunities provided to such Covered Employee immediately prior to the Effective Time and those provided to similarly situated employees of Nikola; and (ii) employee benefits (excluding bonus compensation, equity compensation, long-term incentives or pension plan benefits) that are, in the aggregate, no less favorable than the lesser of those provided to such Covered Employee immediately prior to the Effective Time and those provided to similarly situated employees of Nikola, including the recognition of all service of such Covered Employee for purposes of all employee benefits. Without limiting the immediately preceding sentence, Nikola shall provide or cause to be provided to each Covered Employee who is an “eligible executive” under Romeo’s Executive Severance and Change in Control Plan as of the date of this Agreement, such “eligible executives” set forth on Section 6.4(d) of the Romeo Disclosure Schedule, and whose employment is terminated during the Continuation Period with severance benefits equal to the severance benefits for which such Covered Employee was eligible immediately prior to the Closing under the applicable written Romeo Employee Plan terms of Romeo’s Executive Severance and Change in Control Plan determined (A) without taking into account any reduction after the Closing in compensation paid to such Covered Employee, (B) taking into account each Covered Employee’s service with Romeo and the Romeo Subsidiaries (and any predecessor entities) and, after the Effective Time, Nikola and its Affiliates and (C) without taking into account any equity awards granted by Nikola and its Affiliates to such Covered Employees after the Closing.

(b) As of the Acceptance Time and thereafter, Nikola shall take commercially reasonable efforts to (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Covered Employees under the applicable health and welfare benefits plan of Nikola or any of its Affiliates (except to the extent applicable under Romeo Employee Plans immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to the Covered Employees to the extent such evidence of insurability requirements were not applicable to the Covered Employees under the Romeo Employee Plans immediately prior to the Effective Time, (iii) credit each Covered Employee with all deductible payments, out-of-pocket or other copayments paid by such employee under the Romeo Employee Plans prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Nikola or any of its Affiliates and (iv) recognize all service of each Covered Employee with Romeo and its Subsidiaries for all purposes in any employee benefit plan of Nikola and its Affiliates in which such Covered Employee is eligible to participate to the same extent that such service was taken into account under the Romeo Employee Plans prior to the Acceptance Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

(c) Effective no later than the day immediately preceding the Closing Date, Romeo shall terminate all Romeo Employee Plans that are intended to include a Code Section 401(k) arrangement (each, a “Romeo 401(k) Plan”). Romeo shall provide Nikola with evidence that such Romeo Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Romeo Board of Directors. The form and substance of such resolutions shall be subject to reasonable review and approval of Nikola. In the event that termination of any Romeo 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then Romeo shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Nikola no later than fourteen (14) calendar days prior to the Closing Date.

(d) Following the Closing Date, Romeo’s Executive Severance and Change of Control Plan shall be administered in accordance with the terms set forth on Section 6.4(d) of the Romeo Disclosure Schedule.

(e) The provisions of this Section 6.4 are for the sole benefit of the parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement, including any rights to continued employment or service with Romeo, Nikola, or any of their respective Subsidiaries. Notwithstanding anything in this Section 6.4 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Romeo Employee Plan maintained by Romeo or any of its Subsidiaries, or any employee benefit plan maintained by Nikola. Nothing contained herein shall be construed as requiring Nikola to adopt or continue any specific employee benefit plans or to continue the employment of any specific person.

6.5 Indemnification of Officers and Directors.

(a) To the fullest extent permitted by applicable law Nikola shall cause the Surviving Corporation to honor all of Romeo’s obligations to indemnify, hold harmless and provide advancement of expenses (to the same extent that each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time an officer or director of Romeo or any of its Subsidiaries (together with their respective heirs and representatives, the “D&O Indemnified Parties”) has the right to advancement of expenses from Romeo or a Romeo Subsidiary as of the date of this Agreement) to the D&O Indemnified Parties in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, by reason of the fact that such Persons serving as an officer or director of Romeo or any of its Subsidiaries. Nikola agrees that all rights of elimination or limitation of liability, indemnification, exculpation or advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the D&O Indemnified Parties as provided in certificate of incorporation or the bylaws of Romeo or its Subsidiaries, in each case, as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date of this Agreement, accurate and complete copies of which have been made available to Nikola and are listed in Section 6.5(a) of the Romeo Disclosure Schedule, including provisions relating to the advancement of expenses incurred in the defense of any Legal Proceeding or as permitted under applicable law shall survive the Merger and continue in full force and effect. Nikola’s obligation under this Section 6.5(a) shall survive the Merger and shall remain in full force and effect for a period of not less than six (6) years after the Effective Time.

(b) Prior to the Effective Time, Romeo shall purchase an insurance policy with an effective date as of the Closing which maintains in effect for six (6) years from the Closing the current directors’ and officers’ liability insurance policies maintained by Romeo (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated by this Agreement, including the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan)) and covering each of Romeo’s and its Subsidiaries’ current directors and officers, in any case on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date of this Agreement. With Nikola’s consent, in lieu of Romeo’s obligations under the first sentence of this Section 6.5(b), Romeo may, or if Romeo is unable to, Nikola may on its behalf, prior to the Effective Time, purchase a six (6)-year “tail” prepaid policy on the D&O Policy, and in the event that Romeo or Nikola shall purchase such a “tail” policy, Nikola and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other applicable obligations of Nikola and the Surviving Corporation under the first sentence of this Section 6.5(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) Each of the D&O Indemnified Parties or other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 6.5(b) (and, after the death of any of the foregoing Persons, such Person’s heirs and representatives) are intended to be third party beneficiaries of this Section 6.5, with full rights of enforcement as if a party thereto. The rights of the D&O Indemnified Parties (and other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 6.5(b) (and their heirs and representatives)) under this Section 6.5(b) shall be in addition to, and not in substitution for, any other rights that such Persons may have under the Organizational Documents of Romeo or any of its Subsidiaries, any and all indemnification agreements of or entered into by Romeo or any of its Subsidiaries, or applicable Legal Requirements (whether at law or in equity).

(d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 6.5.

6.6 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, Romeo shall cooperate with Nikola and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of NYSE to cause (a) the delisting of Romeo Common Stock from NYSE as promptly as practicable after the Effective Time and (b) the deregistration of Romeo Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.7 Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Offer, the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all Filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Offer, the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained pursuant to any applicable Legal Requirement, Contract or otherwise by such Party in connection with the Offer, the Merger or any of the other Contemplated Transactions or for any such Contract to remain in full force and effect; and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the obligations of Romeo, in the case of Nikola and Purchaser, or Nikola and Purchaser, in the case of Romeo, to effect the Offer, the Merger and otherwise consummate the Contemplated Transactions.

6.8 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure regarding the Offer, the Merger or any of the other Contemplated Transactions unless: (a) the other Parties shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Parties of, and consults with the other Parties regarding, the text of such press release or disclosure; provided, however, that each of Romeo and Nikola may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Romeo or Nikola in compliance with this Section 6.8. Notwithstanding the foregoing, to the extent permitted by Legal Requirements, (x) Nikola may respond to telephone or other verbal communications from the customers, suppliers and current or former joint venture or collaboration agreement counterparties of Romeo or its Subsidiaries regarding the planned operations of the business to the extent such Persons initiate discussions with Nikola, so long as any such responses does not conflict with previous press releases, public disclosures or public statements made by Romeo or Nikola in compliance with this Section 6.8; provided, that Nikola promptly informs Romeo of such telephone or other verbal communication and (y) Romeo shall jointly participate with Nikola in discussions with any of Romeo’s customers, suppliers and current or former joint venture or collaboration agreement counterparties if such discussion is related to maintaining, preserving or resolving business relations with such party, unless Romeo consents to not participate after being informed in advance of such discussions by Nikola or if such discussions are related only to the planned operations of the business after the Closing.

6.9 Tax Matters.

(a) (a) Nikola, Purchaser and Romeo shall use their respective reasonable best efforts to cause the Offer and the Merger, taken together as integrated steps in a single transaction for U.S. federal income tax purposes, to qualify, and will not, and will not permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken (other than an action expressly contemplated hereby) which action would reasonably be expected to prevent the Offer and the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) For U.S. federal income Tax purposes, (i) the Parties intend that the Offer and the Merger, taken together as integrated steps in a single transaction for U.S. federal income tax purposes, qualify as a “reorganization” within the meaning of Section 368(a) of the Code (“Intended Tax Treatment”), and (ii) this Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations, to which Nikola, Purchaser and Romeo are parties under 368(b) of the Code. The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Offer and the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) Each of Romeo and Nikola shall use commercially reasonable efforts to execute and deliver such customary tax representation letters (not to be inconsistent with this Agreement or any related documents) as are reasonably requested by an applicable tax advisor to support the Intended Tax Treatment, which letters shall be in form and substance reasonably satisfactory to such advisor.

6.10 Transaction Litigation. Romeo shall promptly notify Nikola of any stockholder demands, litigations, arbitrations or other similar action (including any derivative claim) against Romeo and/or its directors, officers or employees relating to the Offer, the Merger or the Contemplated Transactions (collectively, the “Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep Nikola informed on a reasonably prompt basis regarding any Transaction Litigation and all material developments relating thereto. Romeo will (a) give Nikola the opportunity to participate, at Nikola’s expense, in the defense, settlement or prosecution of any Transaction Litigation, (b) consult with Nikola with respect to the defense, settlement and prosecution of any Transaction Litigation and (c) consider in good faith Nikola’s advice with respect to such Transaction Litigation. Romeo will obtain the prior written consent of Nikola (such consent not to be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim.

6.11 Legends. Nikola shall be entitled to place appropriate legends on the certificates evidencing any shares of Nikola Common Stock to be received in the Offer, the Merger by equityholders of Romeo who may be considered Affiliates of Nikola for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Nikola Common Stock.

6.12 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

6.13 Directors and Officers. Romeo shall and shall cause each of its Subsidiaries to use commercially reasonable efforts to obtain and deliver to Nikola at or prior to the Effective Time the resignation of each officer and director of Romeo who is not continuing, at the sole discretion of Nikola, as an officer or director of the Surviving Corporation following the Effective Time.

6.14 Section 16 Matters. Prior to the Effective Time, Nikola shall take commercially reasonable steps to cause any acquisitions of Nikola Common Stock resulting from the Merger and the other actions contemplated by this Agreement, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Nikola, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15 Termination of Registration Rights Agreement. Romeo shall use its commercially reasonable efforts to terminate, at or prior to the Closing Date, that certain Registration Rights Agreement, dated as of December 29, 2020, by and among Romeo, the Existing Holders (as defined therein) and the New Holders (as defined therein) (the “Romeo Registration Agreement”).

6.16 Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to applicable to Nikola, Romeo, Purchaser, or the Contemplated Transactions, then each of Nikola, Romeo, Purchaser, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the Offer, the Merger and the other Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Legal Requirement inapplicable to the foregoing.

6.17 Certificate of Good Standing. Romeo shall use its commercially reasonable efforts to deliver to Nikola, at or prior to the Closing Date, certificates of good standing (or equivalent documentation) of Romeo and each Romeo Subsidiary in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents of Romeo and each Romeo Subsidiary, and a certificate as to the incumbency of officers and the adoption of resolutions of the Romeo Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions.

Section 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

7.2 Purchase of Romeo Capital Stock. Purchaser shall have accepted for payment all of the shares of Romeo Capital Stock validly tendered and not validly withdrawn pursuant to the Offer and such shares accepted are equal to or in excess of the Minimum Condition.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Acceptance Time, as follows:

(a) by mutual written consent duly authorized by the Boards of Directors of Nikola and Romeo;

(b) by either Nikola or Romeo if the Acceptance Time shall not have occurred by January 30, 2023 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Romeo, on the one hand, or to Nikola and Purchaser, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Acceptance Time to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Nikola or Romeo if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Nikola or Romeo if (i) the Offer shall have terminated or expired in accordance with its terms solely as a result of the non-satisfaction of the Minimum Condition (subject to the rights and obligations of Nikola or Purchaser to extend the Offer pursuant to Section 1.1(e)(ii)); provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to (x) Nikola and Purchaser if Nikola or Purchaser shall have failed to comply in any material respect with its respective obligations under Section 1.1 or (y) Romeo if Romeo shall have failed to comply in any material respect with its obligations under Section 1.2 or Section 5.4;

(e) by Nikola if a Romeo Triggering Event shall have occurred; provided, that Nikola’s right to terminate this Agreement pursuant to this Section 8.1(e) shall expire at 5:00 p.m. (Eastern time) on the tenth (10th) Business Day following the date on which Romeo has provided written notification to Nikola of the occurrence of a Romeo Triggering Event; provided further that Nikola shall have the right to terminate pursuant to this Section 8.1(e) for each Romeo Triggering Event that may occur;

(f) by Romeo, upon a breach of any representation, warranty, covenant or agreement on the part of Nikola or Purchaser set forth in this Agreement, or if any representation or warranty of Nikola or Purchaser shall have become inaccurate, in either case such that (i) (a) the representations and warranties of Nikola and Purchaser in Section 4.2 (Capitalization) shall not be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement or at and as of the Closing as if made at and as of the Closing, except for those representations and warranties which address matters only as of a particular date (which representations were not so true and correct as of such particular date); (b) the representations and warranties of Nikola and Purchaser in Sections 4.1 (Organization; Authority; Enforceability), 4.3 (Non-Contravention; Governmental Consents), 4.6 (SEC Filings), 4.9 (Shares of Common Stock) and 4.10 (No Vote of Nikola Stockholders) are not true and correct in all material respects as of the date of this Agreement or are not true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were not so true and correct as of such particular date); and (c) any other representations and warranties of Nikola and Purchaser in Section 4 are not true and correct as of the date of this Agreement or are not true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (with respect solely to this clause (c)) (x) in each case, or in the aggregate, where the failure to be true and correct would not have an Nikola Material Adverse Effect (provided that all “Nikola Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Nikola and Purchaser in Section 4 will be disregarded), or (y) for those representations and warranties which address matters only as of a particular date (which representations were not so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date) or (ii) any of the covenants and obligations in this Agreement that either Nikola or Purchaser is required to comply with or to perform at or prior to the Closing shall not have been complied with or performed in all material respects; provided, that if such inaccuracy in Nikola’s or Purchaser’s representations and warranties or breach by Nikola or Purchaser is curable by Nikola or Purchaser, then this Agreement shall not terminate pursuant to this Section 8.1(f) as a result of such particular breach or inaccuracy until the earlier of (I) the expiration of a thirty (30) day period commencing upon delivery of written notice to Nikola or Purchaser (as applicable) of such breach or inaccuracy and (II) the End Date; provided, however, that the right to terminate this Agreement under this Section 8.1(f) shall not be available to Romeo at any time that this Agreement is then terminable by Nikola pursuant to Section 8.1(g);

(g) by Nikola, (A) upon a breach of any representation, warranty, covenant or agreement on the part of Romeo set forth in this Agreement, or if any representation or warranty of Romeo shall have become inaccurate, in either case such that the conditions set forth in Section (E)(1) or (E)(2) of Schedule B would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in Romeo’s representations and warranties or breach by Romeo is curable by Romeo then this Agreement shall not terminate pursuant to this Section 8.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice to Romeo of such breach or inaccuracy and (ii) the End Date or (B) upon five Business Days’ written notice to Romeo, if Romeo or any of its Subsidiaries shall have filed or instituted a bankruptcy, reorganization, liquidation, receivership or insolvency proceeding, or made an assignment for the benefit of its creditors; provided, however, that in the case of any involuntary bankruptcy proceeding, if Romeo or any of its Subsidiaries consent to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after the filing thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to Nikola at any time that this Agreement is then terminable by Romeo pursuant to Section 8.1(f).

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3, and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. In determining losses or damages recoverable upon termination by a Party for another Party’s breach, the Parties acknowledge and agree that such losses and damages may not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by such Party and its Stockholders.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Offer or the Merger is consummated; provided, however, that Nikola shall pay all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the Filings by the Parties under any Filing requirement under the HSR Act and any foreign antitrust Legal Requirement applicable to this Agreement and the Contemplated Transactions; provided, further, that Nikola and Romeo shall also share equally all fees and expenses incurred by engagement of the Exchange Agent and in relation to preparation and filing with the SEC of the Offer Documents, Schedule 14d-9 and S-4 (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) as well as the printing (e.g., paid to a financial printer) of the S-4 and the printing or mailing of the Offer Documents and Schedule 14d-9.

(b) If (i) this Agreement is terminated by Nikola or Romeo pursuant to Section 8.1(d) or by Nikola pursuant to Section 8.1(e), in each case at any time before the Acceptance Time an Acquisition Proposal with respect to Romeo shall have been announced, disclosed or otherwise communicated to Romeo’s Board of Directors and has not been publicly withdrawn at least five (5) Business Days prior to the Acceptance Time and (ii) within twelve (12) months after the date of such termination, Romeo enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Romeo shall pay to Nikola, within three (3) Business Days after termination (or, if applicable, upon such entry into a Subsequent Transaction), a nonrefundable fee in an amount equal to $3,500,000, less any amounts reimbursed pursuant to Section 8.3(c) (the “Termination Fee”), in addition to any amount payable to Nikola pursuant to Section 8.3(d) (provided that for purposes of this Section 8.3(b), the references to “30%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”).

(c) If this Agreement is terminated:

(i) by Nikola pursuant to Sections 8.1(e) or 8.1(g), then Romeo shall reimburse Nikola for all third party expenses incurred by Nikola, up to a maximum of $3,000,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Nikola submits to Romeo true and correct copies of reasonable documentation supporting such third party expenses;

(ii) by Romeo or Nikola pursuant to Section 8.1(d), then Romeo shall reimburse Nikola for all third party expenses incurred by Nikola, up to a maximum of $1,750,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Nikola submits to Romeo true and correct copies of reasonable documentation supporting such third party expenses; or

(iii) by Romeo pursuant to Section 8.1(f), then Nikola shall reimburse Romeo for all third party expenses incurred by Romeo, up to a maximum of $3,000,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Romeo submits to Nikola true and correct copies of reasonable documentation supporting such third party expenses.

(d) If either Party fails to timely pay when due any amount payable by such Party under Section 8, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 8.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e) The Parties agree that the payment of the fees and expenses set forth in this Section 8.3, subject to Section 8.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 8.3, it being understood that in no event shall either Nikola or Romeo be required to pay fees or damages payable pursuant to this Section 8.3 on more than one occasion. Subject to Section 8.2, the payment of the fees and expenses set forth in this Section 8.3, and the provisions of Section 9.11, each of the Parties and their respective Affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Merger and the other Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 8.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable. For the avoidance of doubt, while Nikola or Purchaser may pursue both a grant of specific performance of the type contemplated by Section 9.11 and the payment of the Termination Fee pursuant to Section 8.3(b), as the case may be, under no circumstances shall Nikola or Purchaser be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 9.11 and monetary damages, including all or any portion of the Termination Fee.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Non-Survival of Representations and Warranties. The representations and warranties of Romeo, Purchaser and Nikola contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 9 shall survive the Effective Time.

9.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Romeo, Purchaser and Nikola at any time (whether before or after the adoption and approval of the Transaction Proposal by Romeo’s stockholders); provided, however, that after any such adoption and approval of the Transaction Proposal by the Romeo stockholders, no amendment shall be made which by law requires further approval of the Romeo stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Romeo, Purchaser and Nikola.

9.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c) each of the Parties irrevocably waives the right to trial by jury.

9.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.7 Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.5) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile number set forth beneath the name of such Party below (or to such other address or facsimile number as such Party shall have specified in a written notice given to the other Parties):

if to Nikola or Purchaser:

Nikola Corporation

4141 E. Broadway Road

Phoenix, AZ 85040

Email: [                    ]

Attention: Chief Financial Officer

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94304

Email: spierson@pillsburylaw.com

Attention: Stanley F. Pierson; Drew Simon-Rooke

if to Romeo:

Romeo Corporation

5560 Katella Avenue,

Cypress, CA 90630

Email: [                    ]

Attention: Chief Financial Officer

with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Email: David.Allinson@lw.com

Attention: David Allinson; Leah Sauter

9.9 Cooperation. Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by any other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) The Romeo Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3. The disclosures in any section or subsection of the Romeo Disclosure Schedule shall qualify other sections and subsections in Section 3 to the extent it is readily apparent on its face that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Romeo Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Romeo Material Adverse Effect, or is outside the Ordinary Course of Business.

(d) The Nikola Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 4. The disclosures in any section or subsection of the Nikola Disclosure Schedule shall qualify other sections and subsections in Section 4 to the extent it is readily apparent on its face that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Nikola Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Nikola Material Adverse Effect, or is outside the Ordinary Course of Business.

(e) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(f) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(g) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

NIKOLA CORPORATION

By:	/s/ Mark Russell
Name: Mark Russell
Title: Chief Executive Officer

J PURCHASER CORP.

By:	/s/ Mark Russell
Name: Mark Russell
Title: Chief Executive Officer

ROMEO POWER, INC.

By:	/s/ Susan Brennan
Name: Susan Brennan
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

Schedules:

Schedule A	Persons Executing Romeo Stockholder Support Agreements
Schedule B	Conditions to the Offer

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Romeo Stockholder Support Agreement

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2020 Plan” shall have the meaning set forth in Section 3.3(c).

“Acceptance Time” shall have the meaning set forth in Section 1.1(f).

“Acquisition Agreement” shall have the meaning set forth in Section 5.4(a).

“Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by or on behalf of Nikola) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Nikola), whether written or oral, contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

•

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which Romeo is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Romeo or any of its Subsidiaries; or (iii) in which Romeo or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of Romeo or any of its Subsidiaries; or

•

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated book value or the fair market value of the assets of Romeo and its Subsidiaries, taken as a whole.

“Affiliates” shall have the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” shall have the meaning set forth in the Preamble.

“Assumed Romeo RSU” has the meaning set forth in Section 2.5(b)

“BIS” shall have the meaning set forth in Section 3.12(d).

“Book-Entry Shares” shall have the meaning set forth in Section 2.6.

“BorgWarner Venture” shall mean the joint venture (including all agreements and transactions related thereto) between Romeo and its Affiliates and BorgWarner Inc. or any of its Affiliates.

“Business Day” shall mean any day other than a day on which banks in the State of California are authorized or obligated to be closed.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Date” shall have the meaning set forth in Section 2.3.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the non-disclosure letter agreement, dated November 17, 2021, between Romeo and Nikola.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger, the Offer, and the execution, delivery and performance of the Secured Debt Agreements (including the incurrence of the Secured Loan), the Supply Amendment and all other transactions and actions contemplated hereby and thereby.

“Contract” shall, with respect to any Person, mean any written or oral agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“COVID” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Legal Requirement, order, directive, guideline or recommendation by any Governmental Body, in each case, in connection with or in response to COVID-19 or any other pandemic or epidemic.

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.5(a).

“D&O Policy” shall have the meaning set forth in Section 6.5(b).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Effect” shall mean any effect, change, event, circumstance, or development.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 8.1(b).

“Entity” or “Entities” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.7(a).

“Exchange Agent Documentation” shall have the meaning set forth in Section 2.7(c).

“Exchange Fund” shall have the meaning set forth in Section 2.7(a).

“Exchange Ratio” shall mean, subject to Section 2.5(h), 0.1186.

“Expiration Date” shall have the meaning set forth in Section 1.1(e)(i).

“FCPA” shall have the meaning set forth in Section 3.12(c).

“Filing” shall mean any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or information or other filing.

“Form S-4” shall have the meaning set forth in Section 1.1(g)(ii).

“FSE List” shall have the meaning set forth in Section 3.12(d).

“GAAP” shall have the meaning set forth in Section 3.4(a).

“Government Official” shall have the meaning set forth in Section 3.12(c).

“Governmental Authority” shall mean any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) federal, state, commonwealth, province, territory, county, municipality, local, district, foreign or other jurisdiction of any nature; (b) federal, state, county, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority); or (d) self-regulatory organization (including the NYSE).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” shall mean (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) rights in software, confidential formulae, know-how and customer lists, trade secrets, confidential information and other proprietary information rights and intellectual property, whether patentable or not.

“Intended Tax Treatment” shall have the meaning set forth in Section 6.9(a).

“Intervening Event” shall have the meaning set forth in Section 6.1(e).

“Inventory” shall mean all inventory, including without limitation all goods held for sale, lease or demonstration or to be furnished under contracts of service or goods leased to others or raw materials, work in process and materials distributed in Romeo’s business.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” shall mean, with respect to an individual, that such individual is actually aware of the relevant fact after reasonable inquiry by such individual. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

“Legacy Warrants” shall mean all Romeo warrants other than Private Placement Warrants.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE, NASDAQ or the Financial Industry Regulatory Authority).

“Liability” shall have the meaning set forth in Section 3.11.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.5(a).

“Merger Communication” shall have the meaning set forth in Section 5.1(b).

“Minimum Condition” shall have the meaning set forth in Section 1.1(a)(i).

“NASDAQ” shall mean The Nasdaq Stock Market.

“Nikola” shall have the meaning set forth in the Preamble.

“Nikola Board of Directors” shall mean the board of directors of Nikola.

“Nikola Certifications” shall have the meaning set forth in Section 4.6(a).

“Nikola Common Stock” shall mean the Common Stock, $0.0001 par value per share, of Nikola.

“Nikola DC&Ps” shall have the meaning set forth in Section 4.6(g).

“Nikola Disclosure Schedule” shall have the meaning set forth in Section 4.

“Nikola Equity Awards” shall have the meaning set forth in Section 4.2.

“Nikola Listing Date” shall have the meaning set forth in Section 4.2.

“Nikola Market-Based Awards” shall have the meaning set forth in Section 4.2.

“Nikola Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Nikola Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect, individually or in the aggregate, on: (a) the business, financial condition, capitalization, assets, operations or financial performance of Nikola and its Subsidiaries taken as a whole; or (b) the ability of Nikola to consummate the Merger or any of the other Contemplated Transactions; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Nikola Material Adverse Effect: (i) any change in the cash position of Nikola which results from operations in the Ordinary Course of Business; (ii) conditions generally affecting the industries in which Nikola and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Nikola and its Subsidiaries taken as a whole, relative to other businesses in industries in which Nikola operates; (iii) any failure by Nikola or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released), or change in the price or trading volume of Nikola’s securities on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a Nikola Material Adverse Effect and may be taken into account in determining whether a Nikola Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger, including (A) the initiation of litigation by any Person with respect to this Agreement or the Contemplated Transactions, (B) any termination or loss of, reduction in or similar negative impact on Nikola’s reputation or relationships, contractual or otherwise, with any actual or potential customers, suppliers, distributors, partners or employees of Nikola or its Subsidiaries or (C) any loss or diminution of rights or privileges, or any creation of, increase in or acceleration of obligations, pursuant to Contract or otherwise, on the part of Nikola or its Subsidiaries, in each case, due to the negotiation, entry into, announcement, pendency or performance of this Agreement or identity of the parties to this Agreement or any communication by Romeo regarding the plans or intentions of Romeo with respect to the conduct of the business of Romeo or its Subsidiaries; (v) any natural disaster or any acts of terrorism, epidemics or pandemics (including COVID-19), disease outbreak, sabotage, military action or war or any escalation or worsening thereof; (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (vii) the taking of any action, or the omission of any action, required by this Agreement or requested by Romeo in writing.

“Nikola Restricted Stock Awards” shall have the meaning set forth in Section 4.2.

“Nikola RSU Awards” shall have the meaning set forth in Section 4.2.

“Nikola SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Nikola Securities” shall have the meaning set forth in Section 4.2.

“Nikola Stock Options” shall have the meaning set forth in Section 4.2.

“Nikola Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Nikola and its consolidated Subsidiaries as of June 30, 2022, provided to Romeo prior to the date of this Agreement.

“NYSE” shall mean The New York Stock Exchange.

“OFAC” shall have the meaning set forth in Section 3.12(d).

“Offer” shall have the meaning set forth in the recitals.

“Offer Consideration” shall have the meaning set forth in Section 1.1(a).

“Offer Documents” shall have the meaning set forth in Section 1.1(g)(i)(1).

“Offer to Purchase” shall have the meaning set forth in Section 1.1(a).

“Open Source Software” shall mean any software that is licensed pursuant to: (i) any license or other Contract that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the BSD license, the MIT license, the Eclipse Public License, the Common Public License, the Mozilla Public License, and the Artistic License; or (ii) any license or other Contract under which software or other materials are distributed or licensed as “free software,” “open source software,” “public source code,” “freeware,” “shareware” or any similar terms.

“Ordinary Course of Business” shall mean such actions taken in the ordinary course of a Party’s normal operations and consistent with its past practices, and with respect to Romeo for periods following the date of this Agreement consistent with any operating plan of Romeo delivered to Nikola.

“Organizational Documents” shall mean, with respect to any Entity (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended; (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, as amended; and (c) if such Entity is a limited partnership, such Entity’s certificate or articles of formation and limited partnership agreement, as amended.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” shall mean, collectively (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number that allows for the identification of that person or that person’s device or (ii) any other information defined as “personal data,” “personally identifiable information,” or “personal information” or any similar or comparable term under any Legal Requirement.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Board of Directors” shall mean the board of directors of Purchaser.

“Pre-Closing Period” shall have the meaning set forth in Section 5.1(a).

“Predecessor Plan” shall have the meaning set forth in Section 3.3(c).

“Private Placement Warrants” ” shall mean those warrants identified as private placement warrants pursuant to the Warrant Agreement dated as of February 7, 2019 by and among Romeo and American Stock Transfer & Trust Company, LLC that are exercisable for shares of Romeo Common Stock at a current per share exercise price of $11.50.

“PSUs” shall have the meaning set forth in Section 3.3(c).

“Recommendation Change Notice Period” shall have the meaning set forth in Section 6.1(b).

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors, representatives and subsidiaries.

“Restricted Parties” shall have the meaning set forth in Section 3.12(d).

“Romeo” shall have the meaning set forth in the Preamble.

“Romeo 401(k) Plan” shall have the meaning set forth in Section 6.4.

“Romeo 409A Plan” shall have the meaning set forth in Section 3.14(n).

“Romeo Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Romeo within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Romeo Associate” shall mean any current or former employee, individual independent contractor, officer or director of Romeo or any Romeo Subsidiary.

“Romeo Board Adverse Recommendation Change” shall have the meaning set forth in Section 6.1(b).

“Romeo Board of Directors” shall mean the board of directors of Romeo.

“Romeo Board Recommendation” shall have the meaning set forth in Section 6.1(a).

“Romeo Capital Stock” shall mean the Romeo Common Stock and the Romeo Preferred Stock.

“Romeo Certifications” shall have the meaning set forth in Section 3.4(a).

“Romeo Common Stock” shall mean the Common Stock, $0.001 par value per share, of Romeo.

“Romeo Contract” shall mean any Contract: (a) to which Romeo or any of its Subsidiaries is a Party; (b) by which Romeo or any Romeo Subsidiary or any Romeo IP Rights or any other asset of Romeo or any of its Subsidiaries is or may become bound or under which Romeo or any Romeo Subsidiary has, or may become subject to, any obligation; or (c) under which Romeo or Romeo Subsidiary has or may acquire any right or interest.

“Romeo DC&Ps” shall have the meaning set forth in Section 3.4(g).

“Romeo Disclosure Schedule” shall have the meaning set forth in Section 3.

“Romeo Employee Plan” shall have the meaning set forth in Section 3.14(g).

“Romeo IP Rights” shall mean all Intellectual Property currently owned or controlled or purported to be owned or controlled by Romeo or any of its Subsidiaries that is necessary or used in the business of Romeo or any of its Subsidiaries as presently conducted.

“Romeo IP Rights Agreement” shall mean any instrument or agreement governing or granting rights in to or under any Romeo IP Rights.

“Romeo Listing Date” shall have the meaning set forth in Section 3.3.

“Romeo Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Romeo Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect, individually or in the aggregate, on: (a) the business, financial condition, capitalization, assets, operations or financial performance of Romeo and its Subsidiaries taken as a whole; or (b) the ability of Romeo to consummate the Merger or any of the other Contemplated Transactions; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Romeo Material Adverse Effect: (i) any change in the cash position of Romeo which results from operations in the Ordinary Course of Business; (ii) conditions generally affecting the industries in which Romeo and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Romeo and its Subsidiaries taken as a whole, relative to other businesses in industries in which Romeo operates; (iii) any failure by Romeo or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released), or change in the price or trading volume of Romeo’s securities on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a Romeo Material Adverse Effect and may be taken into account in determining whether a Romeo Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger, including (A) the initiation of litigation by any Person with respect to this Agreement or the Contemplated Transactions, (B) any termination or loss of, reduction in or similar negative impact on Romeo’s reputation or relationships, contractual or otherwise, with any actual or potential customers, suppliers, distributors, partners or employees of Romeo or its Subsidiaries or (C) any loss or diminution of rights or privileges, or any creation of, increase in or acceleration of obligations, pursuant to Contract or otherwise, on the part of Romeo or its Subsidiaries, in each case, due to the negotiation, entry into, announcement, pendency or performance of this Agreement or identity of the parties to this Agreement or any communication by Nikola regarding the plans or intentions of Nikola with respect to the conduct of the business of Romeo or its Subsidiaries; (v) any natural disaster or any acts of terrorism, epidemics or pandemics (including COVID-19), disease outbreak, sabotage, military action or war or any escalation or worsening thereof; (vi) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements; or (vii) the taking of any action, or the omission of any action, required by this Agreement or requested by Nikola in writing.

“Romeo Material Contract” shall have the meaning set forth in Section 3.10(a).

“Romeo Options” shall mean options or other rights to purchase shares of Romeo Common Stock issued or granted by Romeo pursuant to the terms of the Stock Plans.

“Romeo Preferred Stock” shall have the meaning set forth in Section 3.3(a).

“Romeo PSUs” shall mean the right to receive shares of Romeo Common Stock upon settlement of such award issued or granted by Romeo pursuant to the terms of the Stock Plans.

“Romeo Registered IP” shall mean all Romeo IP Rights owned by Romeo or any Romeo Subsidiary that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Romeo Registration Agreement” shall have the meaning set forth in Section 6.15.

“Romeo Regulatory Permits” shall have the meaning set forth in Section 3.12(b).

“Romeo RSUs” shall mean the right to receive shares of Romeo Common Stock upon settlement of such award issued or granted by Romeo pursuant to the terms of the Stock Plans.

“Romeo SEC Documents” shall have the meaning set forth in Section 3.4(a).

“Romeo Stock Certificate” shall have the meaning set forth in Section 2.6.

“Romeo Stockholder Support Agreements” shall have the meaning set forth in the recitals.

A “Romeo Triggering Event” shall be deemed to have occurred if: (i) the Romeo Board of Directors shall have failed to recommend that the stockholders of Romeo accept the Offer and exchange their shares of Romeo Capital Stock for Nikola Common Stock pursuant to the Offer; (ii) Romeo shall have failed to include in the Schedule 14D-9 or permit inclusion in the Form S-4 the Romeo Board Recommendation (including in connection with an Intervening Event); (iii) the Romeo Board of Directors shall have approved, endorsed or recommended any Acquisition Proposal; or (iv) Romeo shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 5.4); or (v) Romeo or any Representative of Romeo shall have materially breached the provisions set forth in Section 5.4 and Section 6.1 of the Agreement and such breach results in an Acquisition Proposal.

“Romeo Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Romeo and its consolidated Subsidiaries as of June 30, 2022, provided to Nikola prior to the date of this Agreement.

“RSUs” shall have the meaning set forth in Section 3.3(c).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“Schedule 14D-9” shall have the meaning set forth in Section 1.2(b).

“Schedule TO” shall have the meaning set forth in Section 1.1(g)(i)(1).

“SDN List” shall have the meaning set forth in Section 3.12(d).

“SEC” shall mean the United States Securities and Exchange Commission.

“Secured Debt Agreements” shall have the meaning set forth in the recitals.

“Secured Loan” shall have the meaning assigned to that term in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SSI List” shall have the meaning set forth in Section 3.12(d).

“Stock Plans” shall have the meaning set forth in Section 3.3(c).

“Stockholder” shall mean a stockholder of Romeo, and “Stockholders” shall mean all stockholders of Romeo.

“Subsequent Transaction” shall mean any Acquisition Transaction that results or would result in any third party beneficially owning securities of Romeo representing more than fifty percent (50%) of the voting power of the outstanding securities of Romeo or owning or exclusively licensing tangible or intangible assets representing more than fifty percent (50%) of the fair market value of the assets of Romeo and its Subsidiaries, taken as a whole.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean a bona fide Acquisition Proposal (except the references therein to 15% shall be replaced by 50%) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement (including Section 5.4); and (b) is on terms and conditions that the Romeo Board of Directors determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that it deems relevant following consultation with its outside legal counsel and financial advisor and after taking into account such factors as the Romeo Board of Directors considers to be appropriate: (x) is more favorable, from a financial point of view, to Romeo’s stockholders than the terms of the Merger; and (y) is reasonably capable of being consummated.

“Supply Amendment” shall have the meaning set forth in the recitals.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Fee” shall have the meaning set forth in Section 8.3(b).

“Trade Control Laws” shall have the meaning set forth in Section 3.12(d).

“Transaction Litigation” shall have the meaning set forth in Section 6.10.

“Transaction Proposal” shall have the meaning set forth in the recitals.

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Warrants” shall mean the Legacy Warrants and the Private Placement Warrants.

“Willful Breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement.

EXHIBIT B

FORM OF ROMEO STOCKHOLDER SUPPORT AGREEMENT

SCHEDULE A

PERSONS EXECUTING ROMEO STOCKHOLDER SUPPORT AGREEMENTS

Officers:

Susan Brennan

Kerry Shiba

Directors:

Robert S. Mancini

Susan S. Brennan

Philip Kassin

Donald G. Gottwald

Timothy E. Stuart

Paul S. Williams

Lauren Webb

Laurene Horiszny

SCHEDULE B

Conditions to the Offer

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Nikola’s and Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of that certain Agreement and Plan of Merger and Reorganization, dated as of July, 30, 2022 (the “Agreement”), by and among Nikola Corporation, a Delaware corporation (“Nikola”), J Purchaser Corp., a Delaware corporation (“Purchaser”), and Romeo Power, Inc., a Delaware corporation (“Romeo”) (capitalized terms that are used but not otherwise defined in this Schedule B shall have the respective meanings ascribed thereto in the Agreement) and applicable Law, and in addition to (and not in limitation of) the obligations of Purchaser to extend the Offer pursuant to the terms and conditions of the Agreement and applicable Law, neither Nikola nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered shares of Romeo Capital Stock promptly after termination or withdrawal of the Offer)), pay for any shares of Romeo Capital Stock that are validly tendered in the Offer and not validly withdrawn prior to the expiration of the Offer in the event that, at any expiration of the Offer:

(A) the Minimum Condition shall not have been satisfied;

(B) any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, or there is any Legal Requirement which has the effect of making the consummation of the Merger illegal;

(C) any waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated, or there is in effect any voluntary agreement between Nikola, Merger Sub and/or Romeo, on the one hand, and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body, on the other hand, pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither Romeo, on the one hand, nor Nikola or Merger Sub, on the other hand, shall enter into any such voluntary agreement without the written consent of all Parties, which consent shall not be unreasonably withheld, conditioned or delayed;

(D) (1) the Form S-4 shall not have become effective in accordance with the provisions of the Securities Act, or shall be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to such Form S-4, in each case, that has not been withdrawn, or (2) the shares of Nikola Common Stock to be issued in the Merger shall have not been approved for listing on NASDAQ as of the Effective Time, including the shares of Nikola Common Stock to be issued upon the exercise of Romeo Options and upon the vesting of Assumed Romeo RSUs; or

(E) any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(1) (a) the representations and warranties of Romeo contained in Section 3.3 (Capitalization, Etc.) shall not be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the expiration of the Offer as if made at and as of the expiration of the Offer, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); (b) the representations and warranties of Romeo in Sections 3.1 (Subsidiaries; Due Organization; Etc.), 3.2 (Certificate of Incorporation; Bylaws and Charters ), 3.18 (Authority; Binding Nature of Agreement), 3.19 (Inapplicability of Anti-takeover Statutes), 3.20 (No Vote Required) and 3.23 (Opinion of Financial Advisor) shall not be true and correct in all material respects as of the date of this Agreement and at and as of the as of the expiration of the Offer as if made on and as of the expiration of the Offer, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (c) all other representations and warranties of Romeo in Section 3 shall not be true and correct in all respects as of the date of this Agreement and at and as of the expiration of the Offer as if made on and as of the expiration of the Offer except (with respect solely to this clause (c)) (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Romeo Material Adverse Effect (provided that for all purposes of this Schedule B “Romeo Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Romeo in Section 3 will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date);

(2) each of the covenants and obligations in this Agreement that Romeo is required to comply with or to perform at or prior to the expiration of the Offer shall not have been complied with and performed by Romeo in all material respects;

(3) since the date of this Agreement, there shall have occurred any Romeo Material Adverse Effect that is continuing;

(4) Romeo or any of its Subsidiaries shall have filed or instituted a bankruptcy, reorganization, liquidation, receivership or insolvency proceeding, or made an assignment for the benefit of its creditors; provided, however, that in the case of any involuntary bankruptcy proceeding, if Romeo or any of its Subsidiaries consent to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after the filing thereof;

(5) Nikola and Purchaser shall have failed to receive (a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Romeo confirming that the conditions set forth in clauses (1), (2) and (3) immediately above have not occurred; and (b) a properly executed statement, issued by Romeo pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated no more than 30 days prior to the Closing Date, signed by an officer of Romeo, and in a form reasonably satisfactory to Nikola, certifying that interests in Romeo, including shares of Romeo Capital Stock, do not constitute “United States real property interests” under Section 897(c) of the Code and Romeo shall have provided notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2); provided, however, that Nikola’s sole remedy for any failure to deliver such statement shall be to withhold in accordance with Section 1445 of the Code; or

(6) the Agreement shall have been validly terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Nikola and Purchaser, may be asserted by Nikola or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Nikola or Purchaser, in whole or in part, at any time and from time to time, in their sole and absolute discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Nikola or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.